UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ENERGIZER HOLDINGS, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 8:00 a.m. Central Time on Monday, February 1, 2016, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2015 Annual Report. On or about December 10, 2015, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

We encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials as soon as possible in the postage-paid envelope provided. If you plan to attend the Annual Meeting, please bring the 2016 Annual Meeting Admission Ticket and proof of identification (such as a driver’s license or other photo identification).

Thank you for your investment in Energizer!

ALAN R. HOSKINS

Chief Executive Officer

December 10, 2015

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 8:00 a.m. Central Time on Monday, February 1, 2016 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

1)	to elect four directors to serve three-year terms ending at the Annual Meeting held in 2019, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016;

3)	to cast an advisory vote on executive compensation;

4)	to cast an advisory vote on the frequency of the advisory vote on executive compensation;

5)	to approve the material terms of the performance goals under the Energizer Holdings, Inc. Equity Incentive Plan;

6)	to approve the material terms of the performance goals under the Energizer Holdings, Inc. Executive Officer Bonus Plan;

and to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2016 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on December 3, 2015. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-866-894-0537, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.cstproxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2015 Annual Report to Shareholders have also been posted at www.cstproxy.com/energizer/2015.

By Order of the Board of Directors,

Benjamin J. Angelette

Deputy General Counsel & Corporate Secretary

December 10, 2015

2015 PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders	• Time and date: 8:00 a.m., Central Time, February 1, 2016.

•	Place: Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

•	Record Date: December 3, 2015.

•	Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting matters with Board recommendation in parentheses	• Election of four directors (FOR EACH NOMINEE).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 (FOR).

•	Advisory vote on executive compensation (FOR).

•	Advisory vote on the frequency of the executive compensation votes (FOR ONE YEAR).

•	Approval of the Energizer Holdings, Inc. Equity Incentive Plan and the performance criteria thereunder (FOR).

•	Approval of the Performance Criteria under the Energizer Holdings, Inc. Executive Officer Bonus Plan (FOR).

Board nominees	Standing for election for a term expiring in 2019

•	J. Patrick Mulcahy. Chairman of Energizer Holdings, Inc. Chairman of the Board of Energizer Holdings, Inc. (now known as Edgewell Personal Care Company, “ParentCo”) from 2007 until the separation of its personal care and household products businesses in July 2015.

•	Alan R. Hoskins. President and Chief Executive Officer of Energizer Holdings since 2015. Chief Executive Officer Energizer, Household Products of ParentCo from 2012-2015.

•	Kevin J. Hunt. Former Chief Executive Officer and President of Ralcorp Holdings, Inc.

•	Patrick J. Moore. President and Chief Executive Officer of PJM Advisors, LLC.

(i)

Other directors	Term expiring in 2017

•	Cynthia J. Brinkley. Executive Vice President for International Operations and Business Integration for Centene Corporation.

•	John E. Klein. Former President of Randolph College.

•	John R. Roberts. Former Executive Director, Civic Progress St. Louis and former Managing Partner, Mid-South Region, Arthur Andersen LLP.

Term expiring in 2018

•	Bill G. Armstrong. Former Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition.

•	James C. Johnson. Former General Counsel, Loop Capital Markets LLC.

•	W. Patrick McGinnis. Chairman of Nestlé Purina PetCare Company.

All directors have served since July 2015, except for Mr. Hoskins (since January 2015) and Mr. Roberts (June 2015). Messrs. Armstrong, Johnson, Klein, McGinnis, Mulcahy and Roberts served as directors of the former Energizer Holdings, Inc. (now known as Edgewell Personal Care Company) prior to July 2015.

Independent registered public accounting firm	The Board recommends that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2016.

Advisory vote on executive compensation	The Board recommends that shareholders approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.

Our compensation guiding principles	At the new Energizer, our primary compensation strategy is “Pay for Performance” which drives a culture of accountability and productivity. Our compensation guiding principles are to structure executive compensation that is simple, aligned and balanced:

•	Simple—Compensation methods should be transparent and minimize perquisites. The linkage between metrics and business goals should be clear.
•	Aligned—An executive’s total compensation package should reflect strong alignment with shareholder interests.
•	Balanced—The components of compensation should complement each other and offset risk of overemphasis in any one area.

We believe our guiding principles are strongly aligned with our corporate strategic priorities and our vision for shareholder value creation.

(ii)

Key elements of our compensation program	On July 1, 2015, Energizer completed the legal separation from our former parent company, Edgewell Personal Care Company (Edgewell), via a tax free spin-off (the Spin-Off). As a result, the executive compensation program for the first nine months of fiscal 2015 was administered by the Nominating and Executive Compensation Committee of Edgewell. For the last three months of fiscal 2015, our Nominating and Executive Compensation Committee established the following compensation program:

•	Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•	Post-Spin-Off cash bonus program. In the fourth fiscal quarter of 2015, bonuses were payable based on the following components, related to the achievement of pre-determined Company targets following the Spin-Off:

¡	50% related to adjusted gross margin; and

¡	50% related to adjusted net sales.

•	Five-year equity awards. At the time of the Spin-Off we awarded special one-time restricted stock equivalent awards that vest 20% on the anniversary date of grant over five years if the recipient remains employed with the Company. The NECC believes that these awards were important to grant to key executives leaving Edgewell to join Energizer in senior roles following the Spin-Off, and reflect (i) the leadership these executives have taken on to complete the successful separation, Spin-Off and establish a strong foundation for Energizer, (ii) retention through the uncertainty and volatility expected with any spin-off company in the initial post-spin period and (iii) the creation of a strong alignment with shareholder interests from the origin of Energizer forward.

•	Supplemental retirement plans. Our executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•	Severance and other benefits following change of control. We did not provide employment agreements to any of our named executive officers. We did, however, enter into new change of control employment agreements with each of the named executive officers at the time of the Spin-Off. In connection with these agreements, our NECC eliminated tax gross-up payments across all agreements and adopted the “best-of-net” approach. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or resign for good cause) following a change of control of the Company.

(iii)

Advisory vote on frequency of advisory vote on executive compensation	Our board recommends that shareholders vote in favor of holding the advisory vote on executive compensation annually, because the annual vote allows the shareholders to provide input on our executive compensation programs for our named executive officers on a regular basis.

Approval of the material terms of the performance goals under the Equity Incentive Plan	The Board recommends that shareholders approve the material terms of the performance goals under the Company’s Equity Incentive Plan (EIP).

Approval of the material terms of the performance goals of the EIP by the Company’s shareholders is one of the requirements under the terms of Section 162(m) of the Internal Revenue Code in order for performance-based equity incentive awards granted thereunder to be considered “performance-based compensation” under Section 162(m) of the Code.

Approval of the material terms of the performance goals under the Executive Officer Bonus Plan	In order to preserve the federal tax deductibility of certain performance-based cash bonus awards paid in future years by the Company to its executive officers, the Board recommends approval of the material terms of the performance goals under the Company’s Executive Officer Bonus Plan.

Approval of the material terms of the performance goals under the Bonus Plan by the Company’s shareholders is one of the requirements under the terms of Section 162(m) of the Internal Revenue Code in order for cash bonuses payable thereunder to be considered “performance-based compensation.”

(iv)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2016 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2015 Annual Report to Shareholders will be available at www.cstproxy.com/energizer/2015 beginning on December 10, 2015. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 10, 2015.

How to Receive Printed Materials

We have elected to take advantage of the Securities and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 10, 2015, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on December 3, 2015 may vote at the meeting and any adjournment or postponement thereof. On December 3, 2015, there were 61,798,438 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for record holders:

•	Voting by Mail. If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials).

•	Voting by Telephone. You can vote your shares by telephone by calling 1-866-894-0537 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.cstproxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

Please note that if you are a record holder and plan to vote in person at the meeting, you should bring the attached 2016 Annual Meeting Admission Ticket with you, as well as proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or mail; or

•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2016, the approval of executive compensation by non-binding vote, the approval of the material terms of the performance goals under the Equity Incentive Plan and under the Executive Officer Bonus Plan must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the votes on executive compensation and on the frequency of future shareholder votes on executive compensation are advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of advisory votes on executive compensation, the approval of the Equity Incentive Plan and performance criteria thereunder, and the approval of the Executive Officer Bonus Plan performance criteria are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this Proxy Statement). If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of advisory votes on executive compensation, and the approval of the material terms of the performance goals under the Equity Incentive Plan and under the Executive Officer Bonus Plan.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders (in person, by phone or otherwise) for a fee of $14,850 plus expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2015.

INFORMATION REGARDING THE SPIN-OFF

On July 1, 2015, Edgewell Personal Care Company (“ParentCo” or “Edgewell”) completed the previously announced separation of its business (the “Spin-Off”) into two separate independent public companies, Energizer Holdings, Inc. (“Energizer” or the “Company”) and Edgewell. As a result of these transactions, Energizer now holds ParentCo’s Household Products business and Edgewell now holds ParentCo’s Personal Care business. As a result of the Spin-Off, Energizer now operates as an independent, publicly traded company on the New York Stock Exchange trading under the symbol “ENR.”

In conjunction with the Spin-Off, on July 1, 2015, ParentCo distributed 62,193,281 shares of Energizer Holdings, Inc. common stock to ParentCo shareholders, or one share of Energizer Holdings, Inc. common stock for each share of Edgewell common stock held of record as of the close of business on June 16, 2015, the record date for the distribution.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The initial term of the first class of directors expires upon the election of directors at our 2016 annual meeting of shareholders; the initial term of the second class of directors expires upon the election of directors at our 2017 annual meeting of shareholders; and the initial term of the third class of directors expires upon the election of directors at our 2018 annual meeting of shareholders. Thereafter, each class will hold office until the third annual shareholders’ meeting for election of directors following the most recent election of such class and until a successor of the director shall have been elected and qualified. At our 2017 annual meeting, the first annual meeting after our first full fiscal year as an independent company, we plan to propose to shareholders an amendment to the articles of incorporation that will provide for the staged declassification of our Board of Directors.

Four directors will be elected at the 2016 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2019. The Board has nominated J. Patrick Mulcahy, Alan R. Hoskins, Kevin J. Hunt and Patrick J. Moore for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the three-year term. Each nominee elected as a director will continue in office until his successor has been elected and qualified.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his place, unless you indicate otherwise.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2015.

J. PATRICK MULCAHY, Director since 2015, Age 71

(Standing for election at this meeting for a term expiring in 2019)

Mr. Mulcahy has served as Chairman of Energizer’s Board of Directors since July 2015 and served as Chairman of the Board of ParentCo from 2007-2015. He served as Vice Chairman of the board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is also a director of Hanesbrands Inc. and was formerly a director of Ralcorp Holdings, Inc. and Solutia, Inc.

Mr. Mulcahy has over 40 years of experience in consumer products industries, including almost 20 years as chief executive of Energizer’s battery business. He is very knowledgeable about the dynamics of our business and the categories in which we compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

ALAN R. HOSKINS, Director since 2015, Age 54

(Standing for election at this meeting for a term expiring in 2019)

Mr. Hoskins has been President and Chief Executive Officer of Energizer Holdings, Inc. since July 2015. Prior to his current position, he served as President and Chief Executive Officer, Energizer Household Products of ParentCo, a position he held since April 2012. Mr. Hoskins held several leadership positions including Vice President, Asia-Pacific, Africa and Middle East from 2008 to 2011, Vice President, North America Household Products Division from 2005 to 2008, Vice President, Sales and Trade Marketing from 1999 to 2005, and Director, Brand Marketing from 1996 to 1999. He started his career at Union Carbide in 1983 following several years in the retailer, wholesaler and broker industry.

Mr. Hoskins is very knowledgeable about the dynamics of our business and the categories in which we compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

KEVIN J. HUNT, Director since 2015, Age 64

(Standing for election at this meeting for a term expiring in 2019)

Mr. Hunt served as Chief Executive Officer and President of Ralcorp Holdings, Inc., a private-brand food and food service products company, from January 2012 to January 2013 upon its acquisition by ConAgra Foods, Inc. Mr. Hunt previously served as Co-Chief Executive Officer and President of Ralcorp Holdings from 2003 to 2011 and Corporate Vice President from 1995 to 2003. Prior to joining Ralcorp Holdings, he was Director of Strategic Planning for Ralston Purina and before that he was employed in various roles in international and domestic markets and general management by American Home Products Corporation. Mr. Hunt serves as a director of the Clearwater Paper Corporation. He also serves on the advisory Board of the Vi-Jon Company, owned by Berkshire Partners. He is a former director of Ralcorp Holdings, Inc.

As a former CEO and President of a NYSE-listed company, Mr. Hunt brings his considerable experience to our Board and the committees thereof on which he serves.

PATRICK J. MOORE, Director since 2015, Age 61

(Standing for election at this meeting for a term expiring in 2019)

Mr. Moore is President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recyclying, from 2002 to 2011 upon its acquisition by RockTenn Company. During his 24 year tenure at Smurfit, Mr. Moore also served as Chief Financial Officer, Vice President and General Manager and Treasurer of the Company’s Industrial Packaging division. Smurfit filed for voluntary Chapter 11 bankruptcy in January 2009 and emerged in June 2010. Mr. Moore previously held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. He serves on the North American Review Board of American Air Liquide Holdings, Inc. and on the Boards of Archer Daniels Midland Company, Exelis, Inc. and Rentech, Inc. and is a former director of Ralcorp Holdings, Inc.

Mr. Moore’s experience and financial expertise allow him to contribute strongly to the oversight of overall financial performance and reporting by our Board.

CYNTHIA J. BRINKLEY, Director since 2015, Age 56

(Continuing in Office—Term expiring in 2017)

Ms. Brinkley is Executive Vice President for International Operations and Business Integration for Centene Corporation, a government services managed care company. Prior to joining Centene in 2014, Ms. Brinkley was Vice President of Global Human Resources for General Motors from 2011 to 2013. Prior to GM, she was Senior Vice President of Talent Development and Chief Diversity Officer for AT&T from 2008 to 2011. Ms. Brinkley worked for SBC Communications from 1986 to 2008, lastly as President of SBC / AT&T Missouri, while SBC Communications acquired AT&T. She is former Chair of the National Oasis Institute.

Ms. Brinkley brings significant experience in communications and human resources to our Board of Directors and provides the Board with a unique perspective on high-profile issues facing our core businesses.

JOHN E. KLEIN, Director since 2015, Age 70

(Continuing in Office—Term expiring in 2017)

Mr. Klein served as President of Randolph College from 2007 to 2013. Previously, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis from 2004 to 2007. From 1985 to 2003, Mr. Klein served as President and Chief Executive Officer, Bunge North America, Inc. Prior to his appointment as CEO, he served in various senior executive positions for Bunge North America, and earlier in his career, in a variety of positions internationally for Bunge, Ltd.

Mr. Klein earned a law degree and practiced law in New York City for several years before joining Bunge Ltd. He is a former director of Embrex, Inc. and ParentCo. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our Board.

JOHN R. ROBERTS, Director since 2015, Age 74

(Continuing in Office—Term expiring in 2017)

Mr. Roberts served as Executive Director of Civic Progress St. Louis from 2001 to 2006. Mr. Roberts served as a Managing Partner of Mid-South Region at Arthur Andersen LLP from 1993 to 1998. He serves as a Director of Centene Corporation. Mr. Roberts is also a member of the American Institute of Certified Public Accountants and formerly served on the Board of Regions Financial Corporation and ParentCo.

Mr. Roberts brings many years of experience as an audit partner at Arthur Andersen to our Board. His extensive knowledge of financial accounting, accounting principles, and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, provides invaluable expertise to our Board. His service as a board member and audit committee chair for other public companies reinforces the knowledge and insight that he provides to our Board.

BILL G. ARMSTRONG, Director since 2015, Age 67

(Continuing in Office—Term expiring in 2018)

Mr. Armstrong is a private equity investor and a former director of Ralcorp Holdings, Inc. and ParentCo.

From 2001 to 2004, Mr. Armstrong served as Executive Vice President and Chief Operating Officer at Cargill Animal Nutrition. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce. As a result of his international and operational experience, as well as his extensive experience with corporate transactions, he provides a global perspective to the Board, which has become increasingly important as our international operations have grown to account for approximately half of our annual sales.

JAMES C. JOHNSON, Director since 2015, Age 63

(Continuing in Office—Term expiring in 2018)

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from November 2010 until his retirement in January 2014. From 1998 to 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. He is also a director of Ameren Corporation, Hanesbrands Inc. and Edgewell Personal Care Company.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm and the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm, as well as strong legal, compliance, risk management, corporate governance and compensation skills and experience.

W. PATRICK MCGINNIS, Director since 2015, Age 68

(Continuing in Office—Term expiring in 2018)

Mr. McGinnis is Chairman of Nestlé Purina PetCare Company. Mr. McGinnis served as Chief Executive Officer and President of Nestlé Purina PetCare Company, a pet foods company, from 2001 through January 1, 2015. From 1980 to 1999, he served in various roles of increasing responsibility at Ralston Purina Company, including President and Chief Executive Officer. Mr. McGinnis serves on the Board of Caleres, Inc. and is a former director of ParentCo.

Mr. McGinnis has over forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses that make him an invaluable member of our Board.

THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓	✓
Cynthia J. Brinkley	✓		✓
Alan R. Hoskins	✓			✓
Kevin J. Hunt	✓		✓	✓
James C. Johnson	✓		✓*
John E. Klein	✓	✓		✓
W. Patrick McGinnis	✓			✓*
Patrick J. Moore	✓	✓
J. Patrick Mulcahy	✓*			✓
John R. Roberts	✓	✓*
Meetings held from Spin-Off to fiscal year end**	2	2	2	1

*	Chairperson
**	Committees did not meet prior to the Spin-Off

Audit:    Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Our Board has elected John R. Roberts as chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance”, then “Audit Committee Charter.”

Nominating and Executive Compensation:    Sets compensation of our executive officers, administers our Equity Incentive Plan and grants equity-based awards, including performance-based awards, under the plan. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance, then “Nominating and Executive Compensation Committee Charter.”

Finance and Oversight:    Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance and Oversight Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Corporate Governance, then “Finance and Oversight Committee Charter.”

During fiscal 2015, all directors except Ms. Brinkley attended 75% or more of the Board meetings and meetings of the committees on which they served during their period of service. Under our Corporate Governance Principles, each director is encouraged to attend our annual meeting of shareholders each year, preferably in person.

CORPORATE GOVERNANCE, RISK

OVERSIGHT AND DIRECTOR

INDEPENDENCE

Board Leadership Structure

Our Board plans to regularly consider the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, the roles of chairman of the Board and chief executive officer are separate. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance and sets the agenda for Board meetings, in consultation with the chief executive officer, and presides over meetings of the full Board. The Chairman of the Board also presides over non-management executive sessions of the Board. The Board plans to periodically evaluate the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

Structure of Risk Oversight and Risk Management

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management evaluation and reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies as well as compliance matters. Management of day-to-day operational, financial and legal risks and compliance issues is the responsibility of operational and executive leadership of the Company.

The primary management group responsible for the identification and management of risks within our Company is the Compliance and Risk Management Committee (CRMC). Our CFO sponsors the CRMC and our General Counsel and VP, Internal Audit also co-lead the group. The program manager for the CRMC is our Director of Ethics and Compliance.

We believe that the active involvement of our senior leaders in the CRMC sets a tone at the top, demonstrating the commitment that our executives have to creating a culture of compliance and risk oversight.

At the same time, we recognize the importance of how our compliance policies and risk identification and mitigation strategies are being implemented within our daily operations globally.

As a result, we have established two subcommittees of the CRMC:

•	the Risk Subcommittee and
•	the Compliance Subcommittee.

Each Subcommittee is populated with emerging leaders one to three organizational levels below our senior executives, who can provide a perspective on the practical implementation of our compliance and risk management programs.

The purposes of the Risk Subcommittee are to:

•	evaluate risks based on both their perceived impact on our Company and likelihood of occurrence;
•	identify and verify actions that are believed to be reasonably practicable to take to mitigate risks; and
•	verify the results of the risk analysis and mitigation efforts with the appropriate levels of management.

The purpose of the Compliance Subcommittee is to:

•	review and determine compliance audit plans, sites and timing;
•	receive updates on compliance investigations worldwide; and
•	calibrate discipline to assure that all colleagues are treated equitably.

The Risk Subcommittee and the Compliance Subcommittee provide monthly reports to the CRMC related to their separate scopes.

These reports then form the basis of a quarterly report to the Board on compliance matters and to the Audit Committee on material risks to the Company’s business plans. The Board also requires its review of such report at least annually.

Evaluation of Risks

Our Company manages risk in several key areas, each of which is described in more detail below:

•	strategic risk

•	governance risk

•	commercial and marketing risk

•	financial and internal control risk

•	legal and regulatory risk

•	information technology risk

•	operations and supply chain risk

•	employment policies and practices risk

Strategic Risk

Strategic Risk includes risks faced by our Company related to mergers, acquisition and divestures, strategic planning, major initiatives such as restructurings or the proposed spin-off transaction, economic and geopolitical risks, our internal and external communications strategies and our organizational structure and incentives. The Risk Subcommittee, with input from our executive leadership, evaluates strategic risks and reports to the Finance and Oversight Committee or other appropriate committee of the Board or the Board as a whole on the status of major initiatives as well as other major developments in strategic risk.

Governance Risk

Our Company strives to optimize shareholder communications to convey valuable information to our shareholders. Senior executives and members of the Board periodically meet with shareholders to discuss the Company’s performance and governance. The Board also annually evaluates its governance structures. The Nominating and Executive Compensation Committee annually reviews the Company’s Corporate Governance Principles and recommends amendments to the Board. Each committee of the Board annually reviews its charter and recommends any changes for adoption by the Board. The Board also annually reviews the Company’s succession plans for all senior executive positions.

Commercial and Marketing Risk

The Risk Committee and our commercial organization monitor the Company’s exposure to commercial and marketing risks, including category and competitive pressures and events that could impact our brand reputation. The Board is kept informed of the status of major commercial developments.

Financial and Internal Control Risk

The Risk Committee evaluates the Company’s exposure to financial and internal control risks, including risks related to foreign currencies, capital markets, cash flows, pension plans, and taxes. Management has put in place internal controls and conducts internal audits with respect to the Company’s financial statements. The Company has a hotline that can be used to report any financial or accounting fraud, and uses financial and internal controls and monitoring in an effort to prevent inadequate, incomplete or misleading disclosures in press releases and the Company’s SEC filings.

The Audit Committee performs a central oversight role with respect to financial and control risks, and meets with our independent auditors, outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment.

The Finance and Oversight Committee also regularly reviews our policies and practices related to foreign currencies, capital markets, insurance, pension plans, and taxes.

Legal and Regulatory Risk

The Company’s legal department, led by our general counsel, monitors the Company’s exposure to legal and regulatory risks, including intellectual property maintenance and infringement, global regulatory compliance, and, with the environmental group, environmental matters. The Board is kept informed of the commencement and status of significant litigation.

Information Technology Risk

The Company’s information technology group evaluates identified risks related to the Company’s information technology systems, such as the impact of significant information technology changes, cyber-attacks or hacking, the potential failure of the Company’s information technology systems or loss or theft of data. The Board is kept informed of the status of major information technology system changes.

Operations and Supply Chain Risk

The global operations team monitors the Company’s exposure to operational risks, including manufacturing and supply chain disruption. The global operations team, the information technology group and the Risk Subcommittee evaluate the Company’s exposure to certain event risks, such as natural disasters and political or economic instability. The Board is kept informed of the status of major manufacturing and supply chain changes as well as event risk.

Employment Policies and Practices Risk

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether the Company’s compensation programs encourage excessive risk-taking likely to have a material adverse effect on the Company. As described below under “—Determining Executive Compensation,” the committee also employs an independent compensation consultant who advises and consults with the committee to determine both the structure and amounts of executive compensation. For further information, please see “Executive Compensation—Compensation Policies and Practices as They Relate to Risk Management” below.

Risk Management

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected. For a full description of material risks to our results of operations or financial position, you should review the sections entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2015, as updated from time to time in the Company’s public filings.

Codes of Conduct

Our Code of Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

The Nominating and Executive Compensation Committee plans to review and approve compensation for our executive officers at the beginning of each fiscal year, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members expect to base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Mercer, the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Mercer also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Mercer’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis” below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.energizerholdings.com, under “Investors”. Information on our website does not constitute part of this document. Our code of conduct and ethics applicable to the members of the Board of Directors, officers and employees has been posted on our website as well. You can view our Code of Conduct on the Company’s website, www.energizerholdings.com, under “Investors” then “Corporate Governance” and click on “Energizer Code of Conduct Manual”.

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•	(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Accordingly, based on the responses to the 2015 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than Mr. Hoskins, are independent from management. The following are the non-employee directors deemed to be independent: Bill G. Armstrong, Cynthia J. Brinkley, Kevin J. Hunt, James C. Johnson, John E. Klein, W. Patrick McGinnis, Patrick J. Moore, J. Patrick Mulcahy, and John R. Roberts.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

We expect that, when vacancies occur, or when our Board determines that increasing its size is appropriate, candidates will be recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See Shareholder Proposals for 2017 Annual Meeting for details regarding the procedures and timing for the submission of such nominations.

Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our deferred compensation plan. As of December 10, 2015, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to Mr. James C. Johnson, the chairman of the Nominating and Executive Compensation Committee, or Mr. W. Patrick McGinnis, the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company, or any of its employees, from retaliating or taking any adverse action against anyone for raising a good faith concern. If a shareholder or employee prefers to raise his or her concern in a confidential or anonymous manner, he or she may call the Energizer Hotline provided by the EthicsPoint System and operated by a third-party provider, NAVEX

Global, in North America at toll-free 877-521-5625, or leave a confidential message at our web address www.energizer.ethicspoint.com. Additional international phone numbers, contact details, and languages are available at www.energizer.ethicspoint.com.

DIRECTOR COMPENSATION

We provided several elements of compensation to our non-employee directors for service on our Board during fiscal 2015. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Mercer. The committee and the Board approved changes to director fees that were effective as of July 1, 2015, described below under “—Retainers and Meeting Fees.”

Retainers and Meeting Fees

Since July 1, 2015, all the directors, other than Mr. Alan R. Hoskins, received a portion attributable to the fourth quarter of fiscal year 2015 of the following compensation package for serving on the Board or its committees for fiscal 2015. Mr. Hoskins receives no compensation other than his compensation as the Chief Executive Officer for his service on the Board and its committees.

Annual retainer	$	100,000
Fee for each Board meeting in excess of 6	$	1,500
Fee for each committee meeting in excess of 6	$	1,500

The chairpersons of the committees also received an additional annual retainer of $20,000 for each committee that they chaired, and the chairman of the Board received an additional annual retainer of $100,000 for his services as chairman.

Prior to the Spin-Off, Messrs. Armstrong, Johnson, Klein, McGinnis, Mulcahy, and Roberts served as directors of ParentCo. In connection with the Spin-Off, all of them (except Mr. Johnson) resigned as directors of ParentCo and joined our Board. While serving on our ParentCo’s board, each of them received compensation and equity awards from ParentCo for their service as non-employee directors.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; or (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Restricted Stock Equivalents

Initial Grant.    New directors that may be appointed or elected to the Board receive a grant of restricted stock equivalents with a grant-date value of $200,000, which equivalents vest three years from the date of grant. On July 8, 2015, each non-employee director received a restricted stock equivalent award with a grant-date value of $200,000 which vests on July 8, 2018. The awards were valued using the post-spin volume weighted average price for the 5 business days following the Spin-Off of $35.79. Each non-employee director received a grant of 5,589 equivalents.

Annual Grant.    On the first business day of January of each year, each non-employee director will be credited with a restricted stock equivalent award with a grant-date value of $110,000 under our Equity Incentive Plan. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award.

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (6)(7)	Total
P.J. Mulcahy	$50,000	$195,168	$0	$0	$0	$0	$245,168
B.G. Armstrong	$25,000	$195,168	$0	$0	$0	$0	$220,168
C.J. Brinkley(1)	$25,000	$195,168	$0	$0	$0	$0	$220,168
K.J. Hunt (1)	$25,000	$195,168	$0	$0	$0	$0	$220,168
J.C. Johnson	$30,000	$195,168	$0	$0	$0	$0	$225,168
J.E. Klein	$25,000	$195,168	$0	$0	$0	$0	$220,168
W.P. McGinnis	$30,000	$195,168	$0	$0	$0	$0	$225,168
P.J. Moore (1)	$25,000	$195,168	$0	$0	$0	$0	$220,168
J.R. Roberts	$30,000	$195,168	$0	$0	$0	$0	$225,168

(1)	In connection with the Spin-Off, Mr. Roberts became a director in June 2015 and the other non-employee directors were appointed effective July 1, 2015. Messrs. Armstrong, Johnson, Klein, McGinnis, Mulcahy and Roberts served as directors of ParentCo prior to the Spin-Off. No compensation was paid to any of them for their service as our board member prior to July 2015.
(2)	This column reflects retainers and meeting fees earned from Spin-Off through fiscal year end.
(3)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent award on July 8, 2015 under our Equity Incentive Plan valued at $200,000 as described in the narrative above. The award was granted using the five day post-spin volume weighted average price of $35.79. The grant date fair value was $34.92. Refer to “Note 11. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2015 for further discussion. There were no FASB ASC Section 718 compensation expenses associated with the vested but deferred equivalents described in footnote 4 during fiscal 2015.
(4)	The number of vested but deferred stock equivalents held by a director as of September 30, 2015 is as follows: Mr. Roberts, 11,027; Mr. J. Klein, 11,027; Mr. Johnson, 1,027; and Mr. Mulcahy, 3,850. These equivalents represent deferrals of restricted stock equivalent awards made to each non-employee director appointed to the ParentCo Board between April 1, 2000 and November 3, 2013, and converted into Energizer equivalents in the Spin-Off. At Spin-Off, each non-employee director was given three options in which to convert his or her outstanding equity with ParentCo: (i) “Alignment Approach” in which the shares were converted using the 5-day pre-spin and 5-day post-spin VWAP to convert into Energizer equivalents; (ii) the “Basket Approach” in which the shares were converted into a dollar value as of June 30, 2015 and converted into a number of equivalents using the 5-day post spin VWAP for both Energizer and ParentCo; and (iii) the “Shareholder Approach” in which the director was credited with one restricted stock equivalent for each equivalent he or she had outstanding at Spin-Off.

(5)	No options were granted to directors in fiscal year 2015. There were no outstanding shares of underlying stock options held by any director as of September 30, 2015.
(6)	All of the directors are also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.
(7)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings at our headquarters.
(iii)	The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $5,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor since our Spin-Off from Edgewell Personal Care Company (“Edgewell”), and served as Edgewell’s independent auditor for every fiscal year since 2000. PwC has begun certain work related to the 2016 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance

•	Management’s assessment of PwC’s performance

•	PwC’s independence and integrity

•	PwC’s fees and the quality of services provided to the Company

•	PwC’s global capabilities and knowledge of our global operations

A representative of PwC will be present at the 2016 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

The members of the Audit Committee and the Board of Directors recommend a vote FOR ratification of the appointment of PwC as the Company’s independent auditor for fiscal year 2016.

Fees Paid to PricewaterhouseCoopers LLP(1)

(in thousands)

	FY 14 (1)	FY 15
Audit Fees	N/A	$1,373
Audit-Related Fees	N/A	14
Tax Fees:
Tax Compliance/preparation	N/A	76
Other Tax Services	N/A	195

Total Tax Fees	N/A	271
All Other Fees	0	0

Total Fees	N/A	$1,658

(1)	Due to the Spin-Off from Edgewell on July 1, 2015, there are no fees reflected for Energizer for fiscal year 2014 as all fees for PwC were paid by Edgewell. For fiscal year 2015, the fees reflected above represent those fees paid by Energizer after the Spin-Off from Edgewell. The total fees for audit and audit related matters of Energizer were $3,540 for the total fiscal year 2015, inclusive of those fees paid by Edgewell prior to separation.

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last fiscal year for the following professional services:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards. This category also includes fees associated with the audit and review of carve-out financial statements by PwC related to the proposed Spin-Off.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.
•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program, tax advice on international compensation issues and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. As applicable the committee pre-approved all fees and services paid by Energizer for 2015 since our listing of common stock on the New York Stock Exchange.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in New York Stock Exchange rules.

The Audit Committee is responsible for the duties set forth in its charter, but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the

Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants, PricewaterhouseCoopers LLP, all annual and quarterly financial statements prior to their issuance. With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2015, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The committee has reviewed and discussed those financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent accountants, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and clarity of disclosures in the financial statements. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In accordance with SEC rules, lead audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence. Since the separation from Edgewell on July 1, 2015, the Audit Committee has met four times with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2015 be included in the Company’s Annual Report on Form 10-K for that year and has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2016.

John R. Roberts—Chairman	John E. Klein
Bill G. Armstrong	Patrick J. Moore

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2015 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers.” Our named executive officers for 2015 were:

•	Alan R. Hoskins, Chief Executive Officer;
•	Brian K. Hamm, Executive Vice President and Chief Financial Officer;
•	Mark S. LaVigne, Executive Vice President and Chief Operating Officer;
•	Gregory T. Kinder, Executive Vice President and Chief Supply Chain Officer; and
•	Emily K. Boss, Vice President and General Counsel.

Although we have provided information on compensation of our named executive officers that predates the Spin-Off, these individuals may not have qualified as NEOs under the prior reporting structure as part of ParentCo. Our named executive officers were determined based on the compensation earned for the full year of 2015, including for service to ParentCo prior to Spin-Off, as shown in the 2015 Summary Compensation Table below.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Energizer Holdings, Inc. (Energizer), through its operating subsidiaries, is one of the world’s largest manufacturers, marketers and distributors of household batteries, specialty batteries and lighting products.

On July 1, 2015, Energizer completed the legal separation from our former parent company, Edgewell Personal Care Company (Edgewell or ParentCo), via a tax free spin-off (the Spin-off or Spin). To effect the separation, Edgewell undertook a series of transactions to separate net assets and legal entities.

To facilitate the Spin-Off, Edgewell distributed shares of Energizer Holdings, Inc. common stock to its shareholders. Under the terms of the spin-off, Edgewell common stockholders of record as of the close of business on June 16, 2015, the record date for the distribution, received one share in Energizer for each share of Edgewell common stock they held. Edgewell completed the distribution of Energizer common stock to its shareholders on July 1, 2015, the distribution date.

As a result of the Spin-Off, Energizer now operates as an independent, publicly traded company on the New York Stock Exchange, trading under the symbol “ENR.”

For the first nine months of fiscal 2015, therefore, our named executive officers served in various roles for ParentCo. The compensation earned by them for three quarters of fiscal 2015 was accordingly based on the compensation programs and philosophy established by ParentCo prior to the Spin-Off. Following the Spin-Off, our Nominating and Executive Compensation Committee (the “NECC”) made certain adjustments to such compensation programs, including reviewing the Company’s peer group for compensation comparison purposes, making changes to base salaries to reflect new positions and responsibilities, adopting a performance incentive program for the fourth quarter of fiscal 2015, and making certain equity incentive grants, as described in more detail below.

The new Energizer is committed to aligning our compensation programs with our business strategy and shareholder interests. Our compensation guiding principles are to structure executive compensation that is:

•	simple
•	aligned and
•	balanced

We believe our guiding principles are strongly aligned with our strategic priorities of leading with innovation, operating with excellence and driving productivity. Our primary compensation strategy continues to be “Pay for Performance” which drives a culture of accountability and productivity. When shareholders win, management wins. We are committed to delivering consistent and sustainable earnings to shareholders and believe we have built compensation programs that broadly incent this behavior in the context of our industry and business.

Spotlight—Energizer’s Compensation Guiding Principles:

•	Simple—Compensation methods should be transparent and minimize perquisites. The linkage between metrics and business goals should be clear.

•	Aligned—An executive’s total compensation package should reflect strong alignment with shareholder interests.

•	Balanced—The components of compensation should complement each other and offset risk of overemphasis in any one area.

This Compensation Discussion and Analysis explains and analyzes compensation awarded to or earned by our named executive officers during the full fiscal 2015, and therefore describes in part the compensation philosophy established and decisions made by the Nominating and Executive Compensation Committee of ParentCo. It also discusses the adjustments made by NECC following the Spin-Off, and the changes that are applicable to the compensation of our named executive officers for fiscal 2016. This Compensation Discussion and Analysis should be read in conjunction with the tabular disclosures below.

Key Elements of Executive Compensation in Fiscal 2015

The elements of our executive compensation program in 2015 as well as the purpose of each item are shown in the following table:

Executive Compensation Elements Established by ParentCo prior to the Spin-Off

Compensation Element	Description	Purpose

Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key Individuals.

Annual Cash Bonus

Bonuses are payable in cash upon achievement of the pre-determined company-wide metrics for the combined company:

• Adjusted EPS target (40%)

• Adjusted Operating Profit (40%)

• Three-Year global Cost Savings (20%)

Promotes achievement of company-wide performance goals and delivery of annual initiatives.

Long-Term Equity Awards	Restricted stock equivalent awards vesting on the basis of time or performance if the recipient remains employed with Energizer.

Provides a direct link to shareholder interests by tying a significant portion of executive’s compensation to the long-term performance of underlying metrics and the market price of the company’s common stock.

Vesting requirements help to retain key employees.

Supplemental Retirement Plans

Executives participated in the retirement plans available for all employees as well as supplemental retirement plans that extended similar participation in retirement benefits otherwise limited by federal statute.

Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.

Change of Control Severance Agreements

Executives were entitled to benefits in the event of a change of control only if they were involuntarily terminated (or they would have resigned for good cause) following a change of control of the company.

Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Executive Compensation Elements Developed by the NECC Following the Spin-Off

Compensation Element	Action Taken	Reason

Base Salary

Effective July 1, 2015, the NECC set the base salaries of the executive officers as follows:

•  Mr. Hoskins - $900,000

•  Mr. Hamm - $525,000

•  Mr. LaVigne - $525,000

•  Mr. Kinder - $400,000

•  Ms. Boss - $400,000

Helps attract and retain key Individuals.

Cash Bonus

The NECC approved the cash bonus program for the period from July 1, 2015 through September 30, 2015.

Bonuses are payable in cash upon achievement of pre-determined company-wide metrics:

•  adjusted net sales (50%)

•  adjusted gross margin (50%)

Promotes achievement of company-wide performance goals. The targets were chosen based on fulfilling Energizer’s business plan for fiscal 2015 and to maintain the focus on critical drivers of the business during the period of post-spin transition.

Equity Awards

The NECC granted restricted stock equivalent awards to each of the named executive officers, which are subject to ratable vesting over a five year period from the date of grant in July 2015.

The NECC granted restricted stock equivalent awards with a three-year vesting period to each of the named executive officers in November 2015. 70% of the award is performance-based and only vests based on performance targets of two metrics: (i) adjusted earnings per share and (ii) free cash flow as a percentage of sales. The remaining 30% vests on the third anniversary of the grant if the recipient remains employed with the Company.

Awards:

(i) reflect the leadership the recipients took to complete the Spin-Off and establish a strong foundation for the Company;

(ii) promote retention through the uncertainty and volatility expected with any spin-off company in the initial post-spin period; and

(iii) create a strong alignment with shareholder interests from the origin of Energizer forward.

Executive Severance Plan	The NECC adopted the Executive Severance Plan providing certain benefits upon the termination of employment.	Standardizes the executive severance process and retains key executives.

Change of Control Employment Agreements	New change of control employment agreements with executives.

Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall, eliminates certain legacy “gross-ups” and adopts a “best of net” approach.

Key Changes to Executive Compensation

Fiscal 2015 was a transitional year as we were owned by, and our executive officers worked in various capacities for, ParentCo for three quarters of the year. In the short time that we have operated as an independent public company, however, the NECC has taken several important actions, described below.

Adoption of annual bonus program and long-term equity incentive award metrics

The annual bonus program adopted by the NECC for fiscal 2016 includes four performance metrics:

•	Adjusted Free Cash Flow (25%). Free Cash Flow measures the cash generated by our business. Free cash flow means net earnings plus depreciation and amortization plus share based payments plus changes in working capital plus changes in other assets and liabilities minus capital expenditures, subject to certain adjustment.

Working capital is measured at the beginning and the end of the relevant performance period, and consists of (i) accounts receivables less the portion of accrued liabilities representing trade allowance, (ii) inventories, and (iii) accounts payable.

We believe that our investors highly value our ability to generate free cash flow. As a result, maximizing free cash flow is our top financial objective and this metric encourages delivery on sales goals and cost targets as well as prudent management of capital expenditures and working capital.

•	Adjusted Net Sales (25%). Net Sales measures revenue and encourages development of consumer-relevant innovations and in-store execution to drive product sales.

•	Adjusted Selling, General & Administrative Expense as a percentage of Net Sales (SG&A % Sales) (25%). The SG&A % sales metric measures the overhead costs that we incur as a percentage of sales and encourages tight cost controls, both through our zero-based budgeting efforts and a variable cost structure.

•	Adjusted Operating Profit (25%). Operating profit measures underlying business profit and encourages selling products, generating strong gross margins and maintaining tight cost controls.

The long-term equity incentive awards granted in November 2015 by the NECC include two performance metrics:

•	Cumulative Adjusted Earnings per Share (50%). Adjusted Earnings per Share measures our adjusted earnings divided by the number of diluted shares outstanding. This metric aligns management with shareholders through a shared focus on the earnings that accrue to an investor in our common stock.

•	Free Cash Flow as a percentage of Adjusted Net Sales (FCF % Sales) (50%). The FCF % Sales metric measures the cash we generate as a percentage of adjusted sales. Given the importance that our investors place on free cash flow generation, we included a Free Cash Flow metric in both our annual bonus program and long-term incentive plan. The Free Cash Flow metric in the annual bonus program measures absolute free cash flow delivered by our business, and FCF % Sales in our long-term equity incentive program measures free cash flow relative to net sales and encourages a sustained focus on maximizing cash flow over the long term.

The NECC develops targets for the annual bonus program and the long-term equity incentive awards to align executive compensation with the achievement of Energizer’s strategic goals as well as the short- and long-term financial objectives that we have communicated to our shareholders.

Spotlight—Why is Free Cash Flow used in both our short-term and long-term incentive plans?

As our investors know, maximizing cash flow is our #1 priority as a business. We believe that free cash flow is important for a number of reasons:

•	Ability to generate cash flow is a strong indicator of the underlying health of the business

•	Maximizing cash flow requires performance across a number of different areas:

¡	Generating net sales

¡	Expanding gross margins

¡	Controlling corporate overhead
¡	Managing capital expenditures

¡	Improving working capital metrics such as days payable, days receivable and days in inventory

•	Strong cash flow provides opportunities to deliver shareholder return through re-investment in the business, dividends, share repurchase and acquisitions

We use free cash flow in our annual bonus plan to reward delivery of the cash flow amounts called for by our annual plans, and free cash flow as a percentage of sales in our long-term incentive plan to incentivize management to create a business culture that generates strong cash flow year after year.

Changes to executive benefits and corporate policies

•	Effective July 1, 2015, consistent with our principle of “aligned”, the NECC eliminated tax gross-ups in all change of control agreements and adopted a “best of net” approach.

•	Effective November 2015, consistent with our principle of “balanced,” the NECC and Board adopted an incentive compensation recoupment policy (commonly known as a clawback policy), requiring the repayment or forfeiture of incentive compensation by our named executive officers in certain circumstances following an accounting restatement.

Effective January 2016, consistent with our principle of “simple,” the NECC:

•	terminated the Executive Excess Liability benefit, which provided insurance coverage to our executives for up to $5,000,000 ($10,000,000 for the CEO of Energizer Holdings, Inc.) in protection from personal liability exposure at no cost to the executive while employed; and

•	eliminated the ability of our executive officers to make non-matched deferrals under our Executive Savings Investment Plan.

Objectives of Energizer’s Compensation Philosophy

The key objective of our compensation philosophy is to reward management based on their success in increasing our shareholder value. With a focus on achieving this overarching goal, our overall executive compensation program is designed to provide a compensation package that would enable us to attract and retain highly talented executives and maintain a performance-oriented culture. We believe the fiscal 2015 compensation program as adopted by ParentCo prior to the Spin-Off generally reflected the same key objectives of the program, although we have adopted, and plan to continue to adopt, different performance metrics. These new metrics reflect the differences between our emphasis as a division of ParentCo and our new focus as an independent public company.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group. In fiscal 2015, a significant portion of targeted compensation for our named executive officers was variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained performance (including ParentCo performance for the first three quarters of the fiscal year), which builds shareholder value. Target compensation consisted of the annual cash bonus (both under the plan adopted by ParentCo and the plan adopted by the NECC), equity awards granted by ParentCo and five-year equity awards granted by the NECC. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

In November 2015, our NECC approved the mix of total fiscal year 2016 compensation (comprised of base salary, annual cash bonus and equity-based incentive compensation) for our NEOs at grant value as shown below:

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of over 20 years. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and

•	establish long-term vesting periods for time-based equity-based awards, to provide additional retention incentives.

Alignment with Shareholder Interests

A significant portion of our executive officers’ compensation package consists of equity grants that align our officers’ interests with those of our shareholders by tying a significant portion of the officers’ personal wealth to the performance of our common stock. ParentCo’s incentive compensation program had typically focused on a combination of short- and long-term profitability metrics and other metrics to motivate the achievement of significant corporate goals. These performance metrics for the fiscal 2015 cash bonus plan as adopted by ParentCo included (i) adjusted earnings per share, (ii) adjusted operating profit and (iii) restructuring savings. The bonus plan that the NECC adopted for the three month post-Spin-Off period included performance metrics for adjusted net sales and adjusted gross margin goals, reflecting corporate goals based on financial information available for that period. These measures were selected to maintain the focus on critical drivers of the business during the period of post-spin transition.

In addition to the performance shares granted by our NECC in November 2015, our executive officers also received long-term equity incentive awards granted in fiscal 2015 by ParentCo as well as a one-time long-term equity incentive award by the NECC at the Spin-Off. These awards were converted to long-term equity incentive awards based on our stock price following the Spin-Off.

During fiscal 2015, the long-term incentive plan performance restricted stock equivalents, approved by ParentCo in November 2011, vested based on compound annual growth in adjusted EPS of ParentCo over the three-year performance period, which aligned with shareholder interests in adjusted EPS growth and stock price appreciation during the performance period.

Compensation Benchmarking

Prior to the Spin-Off, Meridian, the compensation consultant for ParentCo’s Nominating and Executive Compensation Committee, with input from the committee, developed a customized peer group of 23 companies based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization.

Meridian used that peer group data to provide a market comparison for ParentCo’s executive compensation program, including for the determination of compensation of our named executive officers for fiscal 2015 through Spin-Off. Total compensation opportunities were targeted at the 50th percentile of the ParentCo peer group for comparable positions. The market comparison was made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives. Meridian also analyzed the aggregate equity utilization as compared to the peer group. In addition, Meridian reviewed the terms of our change-in-control program for ParentCo’s executives for consistency with market practices.

The peer group used by Meridian, and approved by ParentCo’s Nominating and Executive Compensation Committee, for its review of ParentCo’s fiscal 2015 executive compensation consisted of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Avery Dennison(1)	Tupperware Brands Company(1)	Hasbro(1)	NuSkin Enterprises(2)

Avon Products(2)	Elizabeth Arden(2)	The Hershey Company(3)	Revlon(2)

Brown-Forman(3)	Estee Lauder Companies, Inc.(2)	Masco Corporation(1)	S.C. Johnson & Son(1)

Church & Dwight(1)(2)	Fortune Brands Home & Security, Inc.(1)	Mattel, Inc.(1)	The Scott’s Miracle-Gro Company(1)

The Clorox Company(1)	Hallmark Cards(1)	Mead Johnson Nutrition Co.(3)	The Sherwin-Williams Company(1)

Colgate-Palmolive Company(2)	Hanesbrands(4)	Newell Rubbermaid(1)

The following table provides an overview of how ParentCo compared to its peer group companies based on revenue as of September 30, 2014:

(in millions of dollars)	Revenue
75th Percentile	$6,808
50th Percentile	$4,307
25th Percentile	$2,898

ParentCo.	$4,600

Following the Spin-Off, Mercer considered our business, including the complexity of our operations, the competitive environment and dynamics in the peer group selection for Energizer. Mercer identified market competitors, companies based in the United States in the same industry, and companies that compete with us for capital and talent. Based on the analysis, NECC adopted the following group of 16 companies as our peer group following the Spin-Off. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Jarden Corporation (1)	Church & Dwight Inc. (1)(2)	Snyders-Lance Inc. (3)
Newell Rubbermaid (1)	The Scotts Miracle-Gro Company (1)	Central Garden & Pet Co. (1)
The Clorox Company (1)	Tupperware Brands Corporation (1)	Revlon Inc. (2)
Hanesbrands Inc. (4)	Monster Beverage Corporation (3)	Helen Of Troy Ltd (2)
Spectrum Brands Holdings, Inc. (1)	Post Holdings, Inc. (3)
Hasbro Inc. (1)	Hain Celestial Group, Inc. (3)

The following table provides an overview of how we compared to our peer group companies based on revenue and number of employees as of July 1, 2015.

(dollars in millions)	Revenue	Employees
75th Percentile	$4,653	13,175
50th Percentile	$2,756	6,800
25th Percentile	$2,020	4,336

Energizer.	$1,719	5,100

Elements of Compensation

Base Pay

Starting on July 1, 2015, following the Spin-Off, we benchmarked our executives’ base pay against our new peer group. We expect to benchmark salaries, as well as other components of our executive compensation, annually each November as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the NECC believe that an important benchmark for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the benchmarked components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year, the NECC plans to establish the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience and individual performance. The salary of the chief executive officer is set by the NECC, taking into account the recommendation of the committee’s compensation consultant. In connection with that review, Mercer provides the NECC with a range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to determine an appropriate salary.

The base salaries prior to the Spin-Off were established pursuant to similar procedures by ParentCo’s nominating and executive compensation committee. Following the Spin-Off, the NECC evaluated the base salaries of the named executive officers at its July 1, 2015 meeting and set the base salaries of the named executive officers for fiscal 2015 as follows: Mr. Hoskins—$900,000; Mr. LaVigne—$525,000; Mr. Hamm—$525,000; Mr. Kinder—$400,000 and Ms. Boss—$400,000. In November 2015, as part of its annual review, the NECC evaluated the base salaries of the named executive officers and set the base salaries of the named executive officers for fiscal 2016 as follows: Mr. Hoskins—$927,000; Mr. LaVigne—$540,750; Mr. Hamm—$540,750; Mr. Kinder—$418,000 and Ms. Boss—$412,000.

Incentive Programs

ParentCo had typically approved an annual two-tier incentive compensation structure for its key executives, including our named executive officers, consisting of an annual performance program, paid in cash, and a three-year performance program, paid in restricted stock equivalents. Awards to officers under the annual performance program were made under the terms of a shareholder-approved executive officer bonus plan, and the three-year performance awards were granted under the terms of ParentCo’s Second Amended and Restated 2009 Incentive Stock Plan. Importantly, 100% of the awards under the annual performance program were based on company performance.

Due to the Spin-Off, the Nominating and Executive Compensation Committee of ParentCo made certain adjustments to the incentive compensation structure, by (i) adopting a 9-month bonus plan rather than an annual bonus plan, (ii) granting time-based equity incentives with a two-year vesting period rather than a combination of time-based equity incentives and performance-based equity incentives with a three-year vesting period and (iii) converting certain performance awards that would have vested based on performance criteria in November 2016 at target to time-based awards that vest in November 2016 due to the difficulty of calculating the outcomes of the performance criteria beyond the Spin-Off date. The performance period under the cash bonus plan was set to end at the completion of the Spin-Off.

Following the Spin-Off, the NECC adopted a new cash bonus plan, initially for the three-month performance period ended on September 30, 2015, and made equity grants with a five-year ratable vesting period to each of our executive officers. Beginning in November 2015 with the fiscal 2016 compensation program, the NECC has established an incentive compensation structure that includes an annual cash bonus plan and a long-term three-year equity incentive program.

ParentCo also provided strategic transaction incentive agreements to certain named executive officers as described below.

ParentCo Cash Bonus Program

The cash bonuses to ParentCo’s key executives, including our named executive officers, were based on a percentage of the executive’s annual salary, and adjusted based on performance to metrics determined by ParentCo’s Nominating and Executive Compensation Committee. The ParentCo 2015 annual bonus program was designed to measure performance against three metrics:

•	Adjusted EPS (40% of the named executive officer’s bonus target);
•	Adjusted Operating Profit (40% of the named executive officer’s bonus target); and
•	Company-wide Three-Year Global Cost Savings (20% of the named executive officer’s bonus target).

The performance goals for each metric were set by ParentCo at the beginning of the fiscal year. Each officer was assigned individual “bonus targets,” based upon individual performance and prevailing market practice information provided by the consultant to ParentCo’s Nominating and Executive Compensation Committee. For the first nine months of fiscal 2015, the following “bonus targets,” defined as a percentage of the individual’s base pay, were assigned to our named executive officers:

•	Mr. Hoskins - 80%
•	Mr. LaVigne - 65%
•	Mr. Hamm - 50%
•	Mr. Kinder - 50%
•	Ms. Boss - 50%

In anticipation of his new role, Mr. Hoskins’ bonus target was increased to 100% on March 1, 2015.

The named executive officers received overall bonus payouts based 100% on the company performance metrics described below, and there was no individual performance component of the payout.

The payouts under the ParentCo Cash Bonus Program were made by us in November 2015 following certification of the results by the NECC.

These payouts were based on outcomes under the following performance metrics:

Adjusted EPS

Adjusted EPS means diluted earnings per share of ParentCo, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY15 ParentCo Bonus (40% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted EPS	$4.68	$5.20	$5.70

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance would have been paid for results below the Threshold goal.

The NECC considered whether to exercise its negative discretion, including consideration of whether to disregard the impact of the following events when determining the achievement of targets: (i) costs associated with restructuring operations, (ii) costs associated with ParentCo’s efforts to effect the Spin-Off, and (iii) various integration and transaction costs. The NECC reviewed the adjustments and used negative discretion to reduce the adjusted EPS of ParentCo calculated under the plan of $5.31 to $5.26, which resulted in an amount of awards payable under the annual bonus plan of 112% of target.

Adjusted Operating Profit

Adjusted Operating Profit means net earnings plus taxes and interest expense, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructuring.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

(40% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Operating Profit	$495 million	$550.2 million	$605 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal.

The NECC considered whether to exercise its negative discretion, including consideration of whether to disregard the impact of the following events when determining the achievement of targets: (i) costs associated with restructuring operations, (ii) costs associated with ParentCo’s efforts to effect the Spin-Off, and (iii) various integration and transaction costs. The NECC reviewed the adjustments and used negative discretion to reduced the adjusted operating profit of ParentCo of $553.0 to $551.7, which resulted in an amount of awards payable under the annual bonus plan of 102.7% of target.

Company-wide Three-Year Global Cost Savings

“Company-wide Three-Year Global Cost Savings” means the gross project-to-date pre-tax expense reductions from specific actions as compared to the Company’s expenses in Fiscal Year 2014, through implementation of the action plans in areas approved by the Board of Directors, including but not limited to:

–    Global Manufacturing and Research & Development

–    Global Supply Chain

–    Global and Corporate General & Administrative Expenses

–    Global Sales & Marketing Optimization

–    Global Procurement

(20% of bonus target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Company-wide Three-Year Global Cost Savings	$40 million	$44 million	$60 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to performance are paid for results below the Threshold goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. The Company-wide Three-Year Global Cost Savings were $75 million, which made the amount of the awards payable under the annual bonus plan 200% of target.

Fiscal 2015 Bonus Program Adopted in July 2015

At its July 1, 2015 meeting, the NECC approved the bonus program for the named executive officers for the period from July 1, 2015 through September 30, 2015. The short duration of this program reflected the timing of completion of the Spin-Off. This bonus program offered a potential payout to the named executive officers, expressed as a percentage of the individual’s bonus target, which is a percentage of the individual’s base salary. Due to the fact that the bonus plan related only to our fourth fiscal quarter, bonus amounts were limited to 25% of the individual annual bonus target for the period from July 1, 2015 through September 30, 2015.

The 2015 Bonus Program payouts for the fourth fiscal quarter were based on the achievement by the Company of (i) adjusted net sales and (ii) adjusted gross margin goals, weighted equally. These metrics were chosen to encourage delivery of profitable sales during the fourth quarter of fiscal 2015 and maintain the focus on critical drivers of the business during a period of post-spin transition.

The NECC reviewed the bonus targets in July 2015 and November 2015. For the fourth quarter of fiscal year 2015 and fiscal year 2016, the following bonus targets were assigned to our named executive officers:

•	Mr. Hoskins – 100%
•	Mr. LaVigne – 80%

•	Mr. Hamm – 80%
•	Mr. Kinder – 60%
•	Ms. Boss – 60%

Adjusted Net Sales

Adjusted net sales means GAAP net sales during the fourth quarter of fiscal 2015, adjusted to account for certain items such as the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, certain major corporate transactions, reorganizations, unusual or non-recurring non-cash accounting impacts or changes in accounting standards or treatment, costs associated with events such as costs related to the Spin-Off, plant closings, sales of facilities or operations, and business restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, were as follows:

FY15 Q4 Bonus (50% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Net Sales	$400 million	$410 million	$420 million

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to our performance are paid for results below the threshold goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. Net Sales in the fourth fiscal quarter on a constant currency basis were $405, which made the amount of the awards payable under the annual bonus plan 67.5% of target.

Adjusted Gross Margin Percentage

Adjusted gross margin percentage was defined as GAAP gross margin with respect to the fourth quarter of fiscal 2015, adjusted similarly to the net sales metric.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

(50% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Gross Margin %	44.4%	45.4%	46.4%

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to our performance are paid for results below the threshold goal.

The NECC considered whether to exercise negative discretion when determining the achievement of targets, and determined that no negative discretion should be exercised. Gross Margin during the fourth fiscal quarter on a constant currency basis was 46.5%, which made the amount of the awards payable under the annual bonus plan 200% of target.

Strategic Transaction Incentive Agreement

Prior to the Spin-Off, ParentCo approved Strategic Transaction Incentive Agreements with certain of ParentCo’s executive officers. The agreements provided that the recipients receive a special cash bonus following achievement of performance objectives related to leadership of the successful Spin-Off. The agreements contain non-compete provisions that prohibit the recipients from competing against ParentCo for one year after termination. The following Strategic Transaction Incentive bonuses were paid by ParentCo to our named executive officers during FY2015: Mr. LaVigne – $660,000; Mr. Hamm – $301,600; Mr. Kinder – $360,500; and Ms. Boss – $375,000.

Equity Awards

ParentCo granted, and our Equity Incentive Plan authorizes the NECC to grant, various types of equity awards. All outstanding equity awards of our named executive officers previously granted by ParentCo were converted into comparable awards of Energizer upon the completion of the Spin-Off at a stock price based on the five day volume weighted trading price of ParentCo’s stock pre-spin and our stock post-spin. Additionally, certain performance awards that would have vested based on performance criteria in November 2016 were converted at target to time-based awards that vest in November 2016 due to the difficulty of calculating the outcomes of the performance criteria beyond the Spin-Off date.

Timing and Procedures for Grants and ParentCo Awards in fiscal 2015

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards were granted by ParentCo in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year were also determined.

The size of equity awards for our named executive officers granted by ParentCo in November 2014 was based in part upon benchmarked data from ParentCo’s peer group provided by Meridian valued on the date of grant. The size of awards also reflected other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. The number of restricted stock equivalents awarded in November 2014 were based on the amounts targeted to be delivered after two years, and the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the two-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. The number of restricted stock equivalents granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Our NECC plans to follow the timeline used by ParentCo for making equity grants, and granted our first annual equity awards in November 2015. Our chief executive officer recommended to the NECC the number of shares or share units to be awarded for each named executive officer (other than the chief executive officer), based on market data as well as the roles, responsibilities and individual performance of each officer. With respect to awards to the chief executive officer, Mercer provides a range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award considering the competitive posture, our company’s performance, returns to shareholders and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Mercer.

Restricted Stock Equivalent Awards in July 2015

At its July 1, 2015 meeting, the NECC granted special one-time restricted stock equivalent awards to certain employees of Energizer, including each of the named executive officers, in the amounts set forth in the Grant of Plan-Based Awards table.

The NECC believes that these awards were important to grant to key executives leaving ParentCo to join Energizer in senior roles following the Spin-Off, and reflect (i) the leadership these executives have taken on to complete the successful separation, Spin-Off and establish a strong foundation for Energizer, (ii) retention through the uncertainty and volatility expected with any spin-off company in the initial post-spin period and (iii) the creation of a strong alignment with shareholder interests from the origin of Energizer forward. As of the date of the award, recipients were credited with restricted common stock equivalents which, upon vesting, will convert into shares of our common stock and will be issued to the recipients. Vesting of the restricted stock equivalents will occur ratably on each of the first five anniversaries of the date of grant. Dividends, if any, that would have been paid on the underlying shares will be paid in cash on the date when vesting occurs. The vesting may be subject to acceleration, as described under “Payments upon Termination or Change of Control.”

Performance Awards

In December 2012, ParentCo granted performance awards to certain of our executive officers that were designed to vest on achievement of targets based on Return on Invested Capital and Earnings Before Interest, Depreciation & Amortization. In fiscal 2015, these awards were converted into comparable awards of Energizer upon the completion of the Spin-Off at a stock price based on the five day volume weighted average trading price of ParentCo’s stock pre-spin and our stock post-spin. The three-year vesting period for performance awards granted in December 2012 by ParentCo ended September 30, 2015.

Adjusted Return on Invested Capital

Adjusted Return on Invested Capital was defined as ParentCo’s net operating profit after taxes divided by invested capital, consisting of total assets less accounts payable and other current liabilities, adjusted for certain extraordinary items.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY12 ParentCo Performance Awards (50% of Bonus Target)	Threshold 10% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Return on Invested Capital	10.5%	11.0%	11.5%

Adjusted Return on Invested Capital during the performance period was 9.3%, which did not achieve threshold performance for the awards. As a result, none of these performance awards vested following completion of the performance period and no payout was made.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

Adjusted EBITDA was defined as ParentCo’s earnings before income taxes plus interest and other financing items, depreciation, amortization and miscellaneous expenses, for the performance period, adjusted for certain extraordinary items.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY12 ParentCo Performance Awards (50% of Bonus Target)	Threshold 10% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	$2.7 billion	$2.8 billion	$2.9 billion

Adjusted EBITDA during the performance period was $2.4 billion, which did not achieve threshold performance for the awards. As a result, none of these performance awards vested following completion of the performance period and no payout was made.

November 2015 Long-Term Incentive Awards

In November 2015, the NECC granted long-term equity incentive awards to our executive officers. These awards vest in November 2018 based on the achievement of two performance metrics:

•	Adjusted Cumulative Earnings per Share (50%)

•	Adjusted Free Cash Flow as a percentage of Adjusted Net Sales (50%)

Working Capital Special Incentive Program

Due to the leadership role Mr. Hamm played in connection with our ParentCo’s net working capital program, he received a Working Capital Special Incentive award. The award tracked achievement of net working capital percentage sales milestones beginning in April 2012.

The working capital incentive target was 17.4% and threshold was 21.0%. Upon achievement between threshold and target performance, payout was determined according to straight-line interpolation, and Mr. Hamm received a payout of $19,341 in Fiscal 2015.

Executive Savings Investment Plan

On July 1, 2015, we adopted an executive savings investment plan, or an excess 401(k) plan, in which certain executive officers, including our named executive officers, participate. Under the plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to the Company’s qualified defined contribution plan (the “savings investment plan”) but for limitations imposed by the IRS, will be credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions in any of the measurement fund options which track the performance of the Vanguard investment funds offered under the qualified savings investment plan. Deferrals and Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or 10 annual installments, following retirement or other termination of employment. In addition, obligations for benefits unpaid with respect to all account balances of Company employees who participated in the predecessor plan of ParentCo prior to the Spin-Off are obligations assumed under this plan. Benefits accrued prior to January 1, 2005 and earnings thereon are administered under the plan in accordance with the terms of the predecessor plan, and benefits accrued on and after January 1, 2005 and earnings thereon are considered part of a participant’s account balance under this plan and administered accordingly. Details of the excess savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”

According to market data provided by Mercer, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide).

Deferred Compensation Plan

Our employees do not have the opportunity to defer portions of their salary and bonus compensation under the terms of our deferred compensation plan that provides certain benefits to our directors, or to invest in the Energizer common stock unit fund within the deferred compensation plan. However, certain executives who were employed at ParentCo prior to the Spin-Off had their account balances under ParentCo’s deferred compensation plan transferred to our deferred compensation plan, including Mr. Hoskins ($4,249,664), Mr. Hamm ($728,847) and Mr. LaVigne ($501,866), such amounts as of September 30, 2015. These amounts are credited into a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter and interest equivalents are credited on a daily basis. These amounts may be paid out in a lump sum in cash one month or six months following termination depending on the year of deferral, or in five or ten-year increments commencing the one month or six months following termination of employment followed by annual payments in January of the subsequent years based on the five or ten year election.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, our NECC approved an executive severance plan and change of control agreements with each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control” to align with the market practice of utilizing pre-defined termination programs for NEOs.

The change of control agreements are designed to provide executives with increased security in the event of a change of control. These agreements were also maintained by the ParentCo. The Nominating and Executive Compensation Committee of ParentCo annually reviewed the cost and terms of the agreements in light of advice provided by its compensation consultant, based on surveys of Fortune 500 companies as well as ParentCo’s peer group, and its own internal data and expertise.

We do not permit tax gross-up payments relating to severance payments, and instead adopted the “best-of-net” approach for change of control employment agreements entered into with our executive officers.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2015 and all of the named executive officers were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. The primary perquisite or executive benefit consists of the executive financial planning program, which provides reimbursement for 80% of the costs incurred for qualifying financial planning, legal, and tax preparation services up to a maximum of $8,000 in the first calendar year and $6,000 in subsequent calendar years. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets). As of September 30, 2015, each of our named executive officers was in compliance with the guidelines.

Trading in Energizer Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Energizer securities, including prohibitions on:

•	investing or trading in market-traded options on Energizer securities—i.e., puts and calls; or
•	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Energizer as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or
•	engaging in “short-sales” of Energizer securities—i.e., selling Energizer stock not owned at the time of the sale; or
•	speculating on relatively short-term price movements of Energizer securities—i.e., engage in a purchase and sale of Energizer stock within a short period of time.

The policy prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information, or engaging in any other transaction involving Energizer securities, including pledging, that suggests the misuse of information that is unavailable to the general public. Subject to this requirement, the policy permits pledging of company stock, although no directors or officers had any outstanding share pledges as of December 10, 2015.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The NECC sets executive salaries and bonuses, reviews executive benefit programs, including change of control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to executives under our Equity Incentive Plan.

To assist the NECC in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Mercer, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;
•	analyze our compensation and benefit programs relative to our peer group; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Mercer and has determined that Mercer has no conflicts of interest. In particular:

•	services provided to the Company by Mercer do not constitute a meaningful percentage of Mercer’s total revenues;

•	the committee has sole authority to retain or replace Mercer in its role as its consultant; and
•	the committee regularly reviews the performance and independence of Mercer.

During fiscal 2015, Mercer and its Marsh & McLennan affiliates were retained by ParentCo and our management to provide services unrelated to executive compensation, including providing advice regarding our global pension programs in the areas of compliance, administration and funding and global compensation consulting and benchmarking below the Executive Officer level. The aggregate fees paid for those other services in fiscal 2015 were approximately $2,209,598. The NECC and the board did not review or approve the other services provided to management by Mercer and its Marsh & McLennan affiliates, as those services were approved by ParentCo’s and our management in the normal course of business.

We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our compensation committee is separate from, and is not determined by reference to, Mercer’s or Marsh & McLennan’s other lines of business or their other work for us.

A representative of Mercer attends committee meetings and serves as a resource to the NECC on executive and director compensation matters. Additionally, to encourage independent review and discussion of executive compensation matters, the committee meets with Mercer in executive session.

Prior to the Spin-Off, Meridian, as compensation consultant to ParentCo, played a similar role in the process of determining ParentCo’s compensation programs.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As stated above under “Corporate Governance, Risk Oversight and Director Independence—Determining Executive Compensation” as part of its responsibilities, the Nominating and Executive Compensation Committee plans to annually review the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	multiple performance metrics are utilized to determine payouts under short-term and long-term incentive programs;
•	the Company does not grant stock options on a regular basis;
•	executive officers are subject to share ownership and retention guidelines;
•	the company has adopted an anti-hedging policy; and
•	the company has adopted a clawback policy related to incentive compensation earned by our named executive officers.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

James C. Johnson—Chairman Cynthia J. Brinkley	Bill G. Armstrong Kevin J. Hunt

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2015:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,894,025	N/A	6,203,452
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,894,025	N/A	6,203,452

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2015, includes 1,894,025 restricted stock equivalents which have been granted under the terms of the Energizer Holdings, Inc. Equity Incentive Plan (including ParentCo awards reissued and converted into Energizer awards in connection with the Spin-Off). As of November 18, 2015, of the outstanding equivalents granted, 325,482 have vested and converted into outstanding shares of our common stock, and 243,121 of the outstanding equivalents as of that date have subsequently been forfeited and will not convert into outstanding shares of our common stock. An additional 483,350 restricted stock equivalents have been granted. Of the aggregate, 1,518,438 outstanding equivalents under our equity incentive plan (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 290,334 equivalents granted at target will vest only upon achievement of three-year performance measures.

Includes 10,346 restricted stock equivalents granted that are vested but will not be released until the recipients meet the required six month delay or until original vest date stipulated in the award agreement.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)	This number only reflects securities available under the Equity Incentive Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 2 to 1 ratio.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp. (1)(3)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (4)	All Other Compensation (5)	Total ($)
Alan R. Hoskins	2015	$650,007	$0	$7,825,107	$0	$789,660	$68,371	$67,616	$9,400,761
President & Chief	2014	$458,350	$0	$830,001	$0	$613,425	$155,681	$65,710	$2,123,167
Executive Officer	2013	$435,832	$0	$933,581	$0	$511,982	$133,291	$1,323,927	$3,338,613

Brian K. Hamm	2015	$367,503	$0	$2,911,288	$0	$611,647	$5,836	$46,869	$3,943,143
Executive Vice President &	2014	$300,633	$0	$363,209	$0	$299,650	$26,724	$39,930	$1,030,146
Chief Financial Officer

Mark S. LaVigne	2015	$461,246	$0	$3,633,178	$0	$1,070,905	$4,811	$63,037	$5,233,177
Executive Vice President	2014	$436,665	$0	$778,159	$0	$446,858	$32,540	$56,881	$1,751,103
& Chief Operating Officer

Gregory T. Kinder	2015	$375,182	$0	$1,325,781	$0	$614,538	$980	$20,569	$2,337,050
Executive Vice President &
Chief Supply Chain Officer

Emily K. Boss	2015	$295,000	$0	$1,275,806	$0	$578,918	$166	$32,052	$2,181,942
Vice President & General Counsel

(1)	All awards under our annual cash bonus program are based upon achievement of company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year have been included in the Non-Equity Incentive Plan Compensation column of this table. See footnote (3) below.

(2)	The amounts listed for fiscal 2015 include equity awards granted by our NECC in July 2015 that vest over five years assuming that the officer remains employed with the company. The award was granted using the five day post-spin volume weighted average price of $35.79. The grant date fair value of the awards were as follows:

•	Mr. Hoskins, $7,024,996

•	Mr. Hamm, $2,561,207

•	Mr. LaVigne, $2,883,170

•	Mr. Kinder, $975,700

•	Ms. Boss, $975,700

The amounts listed in the column also include a restricted stock equivalent grant awarded by ParentCo in November 2014 to our named executive officers. The awards vest on the second anniversary of the date of grant and were converted into Energizer equivalents on July 8, 2015 at a stock price based on the five day volume weighted trading price of ParentCo’s stock pre-spin and our stock post-spin. The grant date fair value of the awards were as follows:

•	Mr. Hoskins, $800,111

•	Mr. Hamm, $350,081

•	Mr. LaVigne, $750,008

•	Mr. Kinder, $350,081

•	Ms. Boss, $300,106

(3)	The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under the applicable annual cash bonus program, Strategic Transaction Success bonuses and for B. Hamm the portion of a bonus attributable to the Working Capital Special Incentive Program, all of which are described in our Compensation Discussion and Analysis.

The FY15 annual bonuses paid were as follows:

•	Mr. Hoskins, $789,660

•	Mr. Hamm, $290,706

•	Mr. LaVigne, $410,905

•	Mr. Kinder, $254,038

•	Ms. Boss, $203,918

The Strategic Transaction Success bonuses paid were as follows:

•	Mr. Hamm, $301,600

•	Mr. LaVigne, $660,000

•	Mr. Kinder, $360,500

•	Ms. Boss, $375,000

Working Capital Special Incentive bonus paid was as follows:

•	Mr. Hamm, $19,341

(4)	The amounts reported in this column consist of aggregate changes in the actuarial present value of accumulated benefits under the applicable retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are the applicable defined benefit pension plans described in the narrative to the Pension Benefits Table. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

(5)	The amounts reported in this column with respect to fiscal 2015 consist of the following:

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Hoskins, $60,920

•	Mr. Hamm, $34,173

•	Mr. LaVigne, $50,361

•	Mr. Kinder, $15,873

•	Ms. Boss, $31,356

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(ii)	the incremental cost to the company of the following perquisites provided to the named executive officers:

Executive Financial Planning Program.    We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2015, the following reimbursement payments were made:

•	Mr. Hoskins, $6,000

•	Mr. Hamm, $12,000

•	Mr. LaVigne, $12,000

•	Mr. Kinder, $4,000

Executive Excess Liability Plan.    We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During fiscal 2015, we paid $676 in premiums for each of the named executive officers. Effective January 1, 2016, the Executive Excess Liability Plan is being eliminated.

Taxable Gifts.    During fiscal 2015, gifts were given to groups of employees, including executive officers, at the holidays and in appreciation of special efforts. The value of such gifts for fiscal 2015 is as follows:

•	Mr. Hoskins, $20

•	Mr. Hamm, $20

•	Mr. Kinder, $20

•	Ms. Boss, $20

The amounts listed in the All Other Compensation column for Mr. Hoskins do not include the amounts he repaid and/or were refunded to the company for prior year tax equalization associated with his international assignment. The total amount repaid by Mr. Hoskins to the company was $234,874.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the company, review requests for contributions to charitable organizations from employees, officers and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

Dividend Equivalent Payments Not Included

Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. The amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE (or ParentCo common stock prior to the Spin-Off) and are included in the grant date fair value for the restricted stock equivalent grants.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2015 under four separate plans or programs:

•	potential cash awards under ParentCo’s annual cash bonus program, dependent upon achievement of performance measures established at the beginning of ParentCo’s fiscal year, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—ParentCo Cash Bonus Program;”

•	potential cash awards under our annual cash bonus program, dependent upon achievement of performance measures established on July 1, 2015, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Fiscal 2015 Bonus Program adopted in July 2015;”

•	two-year time-vesting awards made under ParentCo’s incentive stock plan in November 2014, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards”; and

•	five-year time-vesting awards made under our Equity Incentive Plan in July 2015, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards”.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Committee Action Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
A.R. Hoskins	Bonus: Annl.Perf.(1)			$135,164	$386,182	$772,363
	Bonus: Q4 Perf.(2)			$79,412	$226,890	$453,780
	ParentCo RSE Award(3)	11/13/14	11/3/14							6,228			$800,111
	RSE Award(4)	7/8/15	7/1/15							201,174			$7,024,996
B.K. Hamm	Bonus: Annl.Perf.(1)			$41,448	$118,423	$236,845
	Bonus: Q4 Perf.(2)			$37,059	$105,882	$211,764
	ParentCo RSE Award(3)	11/13/14	11/3/14							2,725			$350,081
	RSE Award(4)	7/8/15	7/1/15							73,345			$2,561,207
M.S. LaVigne	Bonus: Annl.Perf.(1)			$74,864	$213,897	$427,794
	Bonus: Q4 Perf.(2)			$37,059	$105,882	$211,764
	ParentCo RSE Award(3)	11/13/14	11/3/14							5,838			$750,008
	RSE Award(4)	7/8/15	7/1/15							82,565			$2,883,170
G.T. Kinder	Bonus: Annl.Perf.(1)			$48,127	$137,505	$275,010
	Bonus: Q4 Perf.(2)			$21,176	$60,504	$121,008
	ParentCo RSE Award(3)	11/13/14	11/3/14							2,725			$350,081
	RSE Award(4)	7/8/15	7/1/15							27,941			$975,700
E.K. Boss	Bonus: Annl.Perf.(1)			$34,193	$97,694	$195,389
	Bonus: Q4 Perf.(2)			$21,176	$60,504	$121,008
	ParentCo RSE Award(3)	11/13/14	11/3/14							2,336			$300,106
	RSE Award(4)	7/8/15	7/1/15							27,941			$975,700

(1)	These amounts represent the amounts which potentially could have been earned under the fiscal 2015 annual cash bonus program approved by ParentCo prior to the Spin-Off for the first three quarters of fiscal 2015.
(2)	These amounts represent the amounts which potentially could have been earned under the cash bonus program approved by the Committee in July 2015 with respect to the fourth quarter of fiscal 2015.

(3)	These amounts represent the restricted stock equivalent grant awarded by ParentCo on November 13, 2014. The awards vest on the second anniversary of the date of grant if the officer is employed with us at that time.

Each restricted stock equivalent award granted by ParentCo held by our named executive officers was converted at the time of Spin-Off into a restricted stock equivalent award in respect of Energizer common stock. To preserve the aggregate value of such converted award immediately before and immediately after the Spin-Off, the number of shares of Energizer common stock subject to each converted award is equal to the product of (x) the number of shares of ParentCo common stock that would have been provided upon the settlement of the corresponding ParentCo award multiplied by (y) a fraction, the numerator of which is the volume weighted average price of ParentCo common stock (on the “regular way” market) during the five-trading-day period prior to the Spin-Off, and the denominator of which is the volume weighted average price of Energizer common stock during the five-trading-day period following the Spin-Off.

(4)	These special one-time restricted stock equivalents, awarded on July 1, 2015, will vest ratably on each of the first five anniversaries from the date of grant, if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(5)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. The value includes 100% of such awards, with no reduction for potential forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested as of September 30, 2015.

•	Restricted stock equivalents granted by ParentCo and converted into awards with respect to Energizer, that vest in two, three and five years and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least twelve months and the officer is age 55 with at least 10 years of service, including service with ParentCo prior to Spin-Off. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•	Restricted stock equivalents granted by ParentCo and converted into awards with respect to Energizer, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three year period, as described in “Compensation Discussion and

Analysis—Elements of Compensation—Incentive Programs—Equity Awards.” The performance-based awards have similar terms and vest upon achievement of adjusted return on invested capital, cumulative adjusted earnings before interest, taxes, depreciation and amortization and relative total shareholder return goals. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.” The awards granted by ParentCo in November 2013 that would have vested based on performance criteria in November 2016 were converted at target to time-based awards that vest in November 2016.

•	Special one-time restricted stock equivalents granted by Energizer that will vest ratably on each of the first five anniversaries from the date of grant.

•	Restricted stock equivalents and performance awards converted into Energizer awards in connection with the Spin-Off. To preserve the aggregate value of such converted award immediately before and immediately after the Spin-Off, the number of shares of Energizer common stock subject to each converted award was adjusted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. R. Hoskins	271,051(2)	$10,492,384	39,657	(7)	$1,535,122
B. K. Hamm	103,921(3)	$4,022,782	17,350	(8)	$671,619
M. S. LaVigne	147,010(4)	$5,690,757	34,701	(9)	$1,343,276
G. T. Kinder	58,389(5)	$2,260,238	17,058	(10)	$660,315
E. K. Boss	45,931(6)	$1,777,989	0		$0

(1)	All outstanding equity awards of our named executive officers previously granted by ParentCo were converted into comparable awards of Energizer upon the completion of the Spin-Off at a stock price based on the five day volume weighted trading price of ParentCo’s stock pre-spin and our stock post-spin.

The performance awards granted by ParentCo in November 2013 that would have vested based on performance criteria in November 2016 were converted at target to time-based awards that vest in November 2016 due to the difficulty of calculating the outcomes of the performance criteria beyond the Spin-Off date.

(2)	Of this total for Mr. Hoskins,

•	16,998 restricted stock equivalents granted 12/10/12 vested on 11/5/15;

•	29,530 restricted stock equivalents granted 11/6/13 will vest on 11/6/16;

•	23,349 restricted stock equivalents granted 11/13/14 will vest on 11/13/16; and

•	201,174 restricted stock equivalents granted 7/8/15 will vest ratably on each of the first five anniversaries of the grant date.

(3)	Of this total for Mr. Hamm,

•	7,438 restricted stock equivalents granted 12/10/12 vested on 11/5/15;

•	12,922 restricted stock equivalents granted 11/6/13 will vest on 11/6/16;

•	10,216 restricted stock equivalents granted 11/13/14 will vest on 11/13/16; and

•	73,345 restricted stock equivalents granted 7/8/15 will vest ratably on each of the first five anniversaries of the grant date.

(4)	Of this total for Mr. LaVigne,

•	14,872 restricted stock equivalents granted 12/10/12 vested on 11/5/15;

•	27,686 restricted stock equivalents granted 11/6/13 will vest on 11/6/16;

•	21,887 restricted stock equivalents granted 11/13/14 will vest on 11/13/16; and

•	82,565 restricted stock equivalents granted 7/8/15 will vest ratably on each of the first five anniversaries of the grant date.

(5)	Of this total for Mr. Kinder,

•	7,310 restricted stock equivalents granted 5/6/13 vested on 11/5/15;

•	12,922 restricted stock equivalents granted 11/6/13 will vest on 11/6/16;

•	10,216 restricted stock equivalents granted 11/13/14 will vest on 11/13/16; and

•	27,941 restricted stock equivalents granted 7/8/15 will vest ratably on each of the first five anniversaries of the grant date.

(6)	Of this total for Ms. Boss,

•	9,233 restricted stock equivalents granted 11/6/13 will vest on 11/6/16;

•	8,757 restricted stock equivalents granted 11/13/14 will vest on 11/13/16; and

•	27,941 restricted stock equivalents granted 7/8/15 will vest ratably on each of the first five anniversaries of the grant date.

(7)	Of this total for Mr. Hoskins,

•	39,657 restricted stock equivalents represent the performance-linked component of performance awards granted 12/10/12. Based on EBITDA and ROIC results of ParentCo below threshold, there was no payout of the performance award.

(8)	Of this total for Mr. Hamm,

•	17,350 restricted stock equivalents represent the performance-linked component of performance awards granted 12/10/12. Based on EBITDA and ROIC results of ParentCo below threshold, there was no payout of the performance award.
(9)	Of this total for Mr. LaVigne,

•	34,701 restricted stock equivalents represent the performance-linked component of performance awards granted 12/10/12. Based on EBITDA and ROIC results of ParentCo below threshold, there was no payout of the performance award.

(10)	Of this total for Mr. Kinder,

•	17,058 restricted stock equivalents represent the performance-linked component of performance awards granted 12/10/12. Based on EBITDA and ROIC results of ParentCo below threshold, there was no payout of the performance award.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
A. R. Hoskins	7,310	$909,876
B. K. Hamm	14,529	$1,826,665
M. S. LaVigne	8,935	$1,112,139
G. T. Kinder	3,500	$491,645
E. K. Boss	0	$0

(1)	In fiscal 2015, the time-based restricted stock equivalents granted to each of the officers by ParentCo in fiscal 2012 vested in accordance with the terms of the awards.

In fiscal 2015, the time-based restricted equivalent granted by ParentCo to Mr. Hamm in recognition of his leadership role in the 2013 restructuring project as head of the business transformation office vested in accordance with the terms of the award.

In fiscal 2015, one-half of the time-based restricted equivalents granted by ParentCo to Mr. Kinder as part of his new hire compensation package vested in accordance with the terms of the award.

On 11/12/14, 63% of total performance (126% of target) restricted stock equivalent awards granted in fiscal 2012 by ParentCo and vested in accordance with the terms of the award agreements based on adjusted EPS growth for the period October 1, 2011 through September 30, 2014 of 8.3%.

Upon vesting the equivalents converted into shares of ParentCo common stock which were then issued to the officers free of any restrictions.

PENSION BENEFITS

Energizer established a new retirement plan that acquired the assets and assumed the liabilities of ParentCo’s plans in connection with the Spin-Off. Prior to January 1, 2014, ParentCo’s retirement plan covered essentially all U.S. employees of Energizer after they became eligible. As of December 31, 2013, which is the end of the first quarter of ParentCo fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.

The Retirement Accumulation Account that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the participants in ParentCo’s qualified defined benefit pension plan, including the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. Certain older, longer-tenured participants, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, received an additional monthly credit equal to 2% of eligible benefit earnings. Participants receive credit for years of service with ParentoCo. Other older, longer-tenured participants with age and years of service totaling 75 or more as of December 31, 2009 received an additional monthly credit equal to 4% of their eligible benefit earnings. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied to Hoskins and Hamm.

•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our savings investment plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess savings investment plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was available through the end of the calendar year 2009 for Hoskins and Hamm.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
A.R. Hoskins	Energizer Retirement Plan	31	$1,005,111	$0
	Supplemental Executive Retirement Plan	30	$1,190,822	$0
B.K. Hamm	Energizer Retirement Plan	6	$131,868	$0
	Supplemental Executive Retirement Plan	6	$53,448	$0
M.S. LaVigne	Energizer Retirement Plan	4	$77,200	$0
	Supplemental Executive Retirement Plan	4	$75,592	$0
G.T. Kinder	Energizer Retirement Plan	.5	$25,455	$0
	Supplemental Executive Retirement Plan	.5	$5,666	$0
E.K. Boss	Energizer Retirement Plan	.25	$5,265	$0

(1)	The number of years of credited service reflects years of actual service. For Mr. Hoskins 14 of the years shown were with ParentCo and the remainder were with Ralston Purina Company, our former parent. In February of 2009, in order to reduce cash outlays and bolster the company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, Mr. Hoskins was granted a 2009 performance award.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 13. Pension Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2015.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan that assumed the liabilities under ParentCo’s plan in connection with the Spin-Off, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2015 of -9.14%,
•	a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2015, the rate credited under this fund was 3.25%, or
•	Vanguard measurement funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2015 ranging from - 24.08% to 2.76%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds and the Energizer common stock unit fund at the time, and to the extent, that they are paid with respect to the actual Vanguard funds or with respect to Energizer shares, respectively. Units in the Vanguard tracking funds and Energizer common stock unit fund can also appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value. All Vanguard tracking funds, other than the prime rate fund, and the Energizer stock fund were eliminated from the deferred compensation plan on November 14, 2014 for all non-director participants. The Energizer stock fund was eliminated from the executive savings investment plan on December 15, 2014.

Until January 2013, deferrals of cash bonuses into the company common stock unit fund during each calendar year were increased by a 25% match from the company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Deferred Compensation Plan, or to receive a company match on the qualifying portion of the deferral.

Deferrals, vested company matches, and certain restricted stock equivalents (both performance- and time-based) may be transferred to different investment options at the executive’s discretion consistent with our policies related to share ownership and insider trading. Account balances for executives who were employed at ParentCo’s former parent, Ralston Purina Company, prior to ParentCo’s spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to ParentCo in ParentCo’s spin-off. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plan (the savings investment plan) but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions and company contributions in the form of stock equivalents under the company common stock unit fund, through December 15, 2014 when the fund was eliminated, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
A.R. Hoskins	Def’d Comp. Plan	$0	$0	$133,387	$0	$4,249,664
	Exec. S.I.P.	$75,806	$45,081	$-2,985	$0	$661,542
	Total	$75,806	$45,081	$130,402	$0	$4,911,206
B.K. Hamm	Def’d Comp. Plan	$0	$0	$22,888	$2,217	$728,847
	Exec. S.I.P.	$76,207	$18,289	$-11,733	$0	$182,975
	Total	$76,207	$18,289	$11,155	$2,217	$911,822
M.S. LaVigne	Def’d Comp. Plan	$0	$0	$18,174	$1,554	$501,866
	Exec. S.I.P.	$348,678	$33,411	$-47,981	$0	$559,916
	Total	$348,678	$33,411	$-29,807	$1,554	$1,061,782
G.T. Kinder	Def’d Comp. Plan	$0	$0	$0	$0	$ 0
	Exec. S.I.P.	$17,031	$0	$-1,543	$0	$ 57,209
	Total	$17,031	$0	$-1,543	$0	$ 57,209
E.K. Boss	Def’d Comp. Plan	$0	$0	$0	$0	$ 0
	Exec. S.I.P.	$40,370	$18,210	$-2,352	$0	$ 63,311
	Total	$40,370	$18,210	$-2,352	$0	$ 63,311

(1)	The officer contributions to our executive savings investment plan during fiscal 2015 consist of deferrals of salary earned with respect to fiscal 2015.

(2)	Our contributions to our executive savings investment plan consist of company contributions which would have otherwise been contributed to the savings investment plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal,

•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2014 and September 30, 2015, and

•	in the case of the Energizer common stock unit fund, earnings credited for dividends paid on the Energizer common stock through November 14, 2014 for the deferred compensation plan and through December 15, 2014 for the executive savings plan, the dates the fund was eliminated in each plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers. We have adopted an executive severance plan providing for certain benefits in connection with a qualifying termination, as described below. We have also entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon qualified termination of employment following a change of control. Additionally, equity awards under our Equity Incentive Plan and our deferred compensation plan, including awards previously granted by ParentCo that have been converted into equity awards that relate to Energizer’s common stock, provide for acceleration of vesting of certain awards in the event of certain terminations of employment.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2015, the last day of our fiscal year;

•	the market value of our common stock on that date was $38.71 (the actual closing price on September 30, 2015);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6%, Illinois state rate was 5%, South Carolina state rate was 7% and the applicable FICA rate was 2.35%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Executive Severance Plan

On July 1, 2015, we adopted an executive severance plan which provides benefits to our senior executives, including each of the named executive officers, in the event of a “qualifying termination” as defined in the plan, which means an involuntary termination without “cause” or a voluntary termination as a result of “good reason”. Post-termination benefits for the senior executives consist of:

•	A lump sum payment of one or two times his or her annual base salary at the time of the qualifying termination, which will be two times for Messrs. Hoskins, Hamm and LaVigne and one times for Mr. Kinder and Ms. Boss;

•	For each of the named executive officers, a pro-rata bonus payment based on the number of days during the bonus year the participant was employed and the amount of annual bonus which the participant would have received if he or she had remained employed, based on actual Company performance; and

•	outplacement services for up to 12 months.

The payment of benefits under the plan is conditioned upon the executive executing a general release in favor of the Company, as well as confidentiality, non-solicitation, non-disparagement and non-competition obligations. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with the Company.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of certain awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

	Involuntary Termination	Death	Disability	Retirement After Age 55 with 10 years of service
Three-year restricted stock awards granted 11/6/13	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year restricted stock awards granted 12/10/12	Forfeited	Accelerated	Forfeited	Pro Rata Vesting
Two-year restricted stock awards granted 11/13/14	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Five-year restricted stock awards granted 7/8/15	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 11/6/13 (converted to time-based restricted stock awards at target)	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination as previously elected by the participant.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66 2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers. This program was terminated effective December 31, 2014.

The value of awards which would be accelerated for our named executive officers upon death, disability or retirement as of September 30, 2015 is shown in the following chart. The value of accelerated time-based restricted stock equivalents and 25% Company match for deferred annual bonus amounts reflects a stock price of $38.71. Stock market changes since September 30, 2015 are not reflected in these valuations.

	Accelerated Awards
Officer Termination Events	Restricted Stock Equivalents	Unvested 25% Company Match	Total
A.R. Hoskins: 1	$10,618,834	$161,067	$10,779,901
A.R. Hoskins: 2	$9,934,816	$161,067	$10,095,883
A.R. Hoskins: 3	$0	$161,067	$161,067
A.R. Hoskins: 4	$1,377,688	$161,067	$1,538,755
B.K. Hamm: 1	$4,074,450	$38,578	$4,113,028
B.K. Hamm: 2	$3,775,129	$38,578	$3,813,707
B.K. Hamm: 3	$0	$38,578	$38,578
M.S. LaVigne: 1	$5,781,168	$65,438	$5,846,606
M.S. LaVigne: 2	$5,182,701	$65,438	$5,248,139
M.S. LaVigne: 3	$0	$65,438	$65,438
G.T. Kinder: 1	$2,299,579	$0	$2,299,579
G.T. Kinder: 2	$2,006,189	$0	$2,006,189
G.T. Kinder: 3	$0	$0	$0
E.K. Boss: 1	$1,801,609	$0	$1,801,609
E.K. Boss: 2	$1,801,609	$0	$1,801,609
E.K. Boss: 3	$0	$0	$0

Termination Events:

1—Death;

2—Permanent disability;

3—Involuntary termination of employment other than for cause; and

4—Retirement following attainment of age 55 with 10 years of service, 12 months after date of grant.

If the Executive is terminated for one of the following events,

•	an involuntary termination of an employee’s employment without Cause; or
•	a voluntary termination of employment by an employee as a result of Good Reason the following payments will be made in accordance with the Executive Severance Plan:

Executive Severance Plan	Lump Sum Severance Payment	Outplacement Services	Pro-Rata Bonus Payment
A.R. Hoskins	Two Times Base Salary	Up to 12 months	Determined by multiplying the amount the Executive would have received for the year of termination based upon actual Company performance by a fraction, the numerator is the days in the bonus year during which the Executive was employed and the denominator is the days in the bonus year.
B.K. Hamm	Two Times Base Salary
M.S. LaVigne	Two Times Base Salary
G.T. Kinder	One Times Base Salary
E.K. Boss	One Times Base Salary

No benefit will be paid to an employee under the Plan to the extent that benefits would otherwise be paid to the employee under the terms of a Change in Control Employment Agreement (or other similar agreement).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have terms of two or three years from July 1, 2015, subject to certain automatic renewal provisions. For Messrs. Hoskins, Hamm and LaVigne, the term is three years. For Mr. Kinder and for Ms. Boss, the term is two years. The agreement provides that the officer will receive severance compensation in the event of certain termination events (as provided in the agreement), other than for cause, death or disability, or within specified periods following a change in control of the Company, as such terms are defined in the agreement.

Under the agreements, a change of control is generally defined as an acquisition of more than 50% of the total voting power of the company, a person beneficially owning more than 20% of the total voting power of the company, or an unapproved change in the majority of the Board.

Under the agreements, upon a change of control, each officer will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control. If the officer is terminated under the termination events defined in the agreement within specified periods of the change of control, the severance compensation payable under the agreement consists of:

•	a payment equal to a multiple of the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), which will be three times in the case of Messrs. Hoskins, Hamm and LaVigne and two times in the case of Mr. Kinder and Ms. Boss;

•	a pro rata portion of the officer’s target annual bonus for the year of termination; and

•	a lump-sum payment intended to assist with health and welfare benefits for a period of time post-termination.

Following termination of employment, each officer is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality. No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. Under the agreements, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Three-year performance awards granted 11/6/13 (converted to time-based at target)	100% of the converted equivalents will vest upon change of control
Three-year time based awards granted 12/10/12 and 11/6/13	100% vest upon change of control
Two-year time based awards granted 11/13/14	100% vest upon change of control
Five-year time based awards granted 7/8/15	100% vest upon change of control

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three- or two-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $38.71(the closing price of our common stock on September 30, 2015). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2015 are not reflected in these valuations.

	Cash Severance	Retirement Benefits	25% Company Match	Restricted Stock Equivs Awards	Benefits	Excise Tax Gross-Up/ Reduction		Total
A.R. Hoskins	$6,492,144	$0	$161,067	$10,618,834	$41,386	$0		$17,313,431
B.K. Hamm	$3,244,426	$0	$38,578	$4,074,450	$56,916	$-1,263,744	(1)	$6,150,626
M.S. LaVigne	$3,421,628	$0	$65,438	$5,781,168	$23,881	$0		$9,292,115
G.T. Kinder	$1,726,605	$100,785	$0	$2,299,579	$35,817	$0		$4,162,786
E.K. Boss	$1,545,200	$73,934	$0	$1,801,609	$13,707	$0		$3,434,450

(1)	It was determined that a “golden parachute” excise tax would be due under the Internal Revenue Code for Mr. Hamm and therefore we reduced the aggregate amount of the payments payable to an amount such that no excise tax would be due.

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated; and

•	Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents	Excise Tax Gross-Up	Total
A. R. Hoskins	$10,618,834	$0	$10,618,834
B. K. Hamm	$ 4,074,450	$0	$ 4,074,450
M. S. LaVigne	$ 5,781,168	$0	$ 5,781,168
G. T. Kinder	$ 2,299,579	$0	$ 2,299,579
E. K. Boss	$ 1,801,609	$0	$ 1,801,609

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the Compensation Discussion and Analysis for details regarding our executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that following the Spin-Off, we have made key decisions to facilitate our transition to a public company and to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. In particular, we believe that our compensation guiding principles of simple, aligned and balanced provide us with a framework for compensation that best incentivizes management performance.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Energizer approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the executive compensation.

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation”.

Because the vote is advisory, it will not be binding on us. Hence, the Board and the NECC will review the voting results and carefully consider the outcome of the vote when making future decision regarding executive compensation.

ITEM 4. ADVISORY VOTE DETERMINING THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders will have an opportunity to provide an advisory vote on our executive compensation. Shareholders may indicate whether they would prefer future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for Energizer at this time, because it allows Energizer’s shareholders to provide input on Energizer’s executive compensation programs for its named executive officers on a regular basis. The annual advisory vote on executive compensation is also consistent with Energizer’s policy of seeking input from, and engaging in discussions with, its shareholders on executive compensation and corporate governance matters.

We therefore request that our shareholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the vote is advisory and non-binding on us, our board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. We recognize that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. Nevertheless, our Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our Board.

The Board of Directors recommends that shareholders select ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation.

ITEM 5. APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

UNDER THE ENERGIZER HOLDINGS, INC. EQUITY INCENTIVE PLAN

You are asked to approve the material terms of the performance goals under the Energizer Holdings, Inc. Equity Incentive Plan (the “EIP”). The Board approved and adopted the EIP on May 26, 2015 and ParentCo, as our sole shareholder at the time, approved the EIP on May 26, 2015. Approval of the material terms of the performance goals under the EIP by the Company’s shareholders is required under the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended, in order for performance-based equity incentive awards granted thereunder to be considered “performance-based compensation” under Section 162(m) of the Code. If the shareholder approval of the material terms of the performance goals under the EIP is not obtained, the Company may continue to grant awards under the EIP in accordance with the current terms and conditions of the EIP, but certain awards may not qualify for the performance-based compensation exemption under Section 162(m) of the Code.

The EIP has a term of ten years and authorizes the grant of up to 10,000,000 shares of the Company’s common stock over that period. Importantly, a significant portion of the shares authorized under the EIP were committed to conversion of existing awards for employees who joined our company in the Spin-Off, as described below.

The EIP permits the Nominating and Executive Compensation Committee and the Board to grant stock options and other stock awards to eligible participants, including individual directors, if the Committee or Board decides to do so. In addition, under the EIP, the Committee and the Board have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Code in order to preserve the Company’s ability to receive federal income tax deductions for the awards. On November 18, 2015, the closing price of Company common stock on the New York Stock Exchange was $35.67.

A copy of the EIP has been filed as an exhibit to the Company’s Amendment No. 3 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission on May 27, 2015.

Background

The EIP includes the following features designed to support the effective use and management of the Company’s equity incentive compensation program:

•	administered by the Committee, which is a committee of independent directors;
•	prohibition on repricing;
•	fungible share counting mechanics;
•	no liberal share counting provisions;
•	right to “clawback” awards;
•	allows for broad-based grants of equity;
•	no reloads on awards; and
•	no evergreen provisions.

The following includes aggregated information regarding the overhang and dilution associated with the EIP. This information is as of November 18, 2015. As of that date, there were approximately 62,398,438 common shares outstanding:

•	Outstanding full-value awards (restricted stock equivalents), assuming that the outstanding awards achieve stretch performance: 2,099,105 shares (3.36% of our outstanding common shares);
•	Total common shares available for future awards under the EIP assuming that the outstanding performance awards achieve target performance: 5,722,996 shares (.92% of our outstanding common shares); and

•	The total number of common shares subject to outstanding awards (2,099,105 shares), plus the total number of shares available for future awards, under the EIP (5,722,996 shares), represents a current overhang percentage of 12.5% (in other words, the potential dilution of our shareholders represented by the EIP).

In fiscal 2015, we granted awards under the EIP covering 1,931,791 shares of common stock. Approximately 68% of the awards granted in fiscal 2015 were “replacement awards,” granted as a result of the conversion of outstanding ParentCo awards in connection with the Spin-Off. Excluding conversion awards as well as one-time grants related to establishing Energizer as a new public company, we have granted approximately 483,350 restricted stock equivalents to date.

Description of the EIP

Administration

The EIP is administered by the Committee. The Committee (or the Board, if it so determines in its sole discretion or in the absence of the Committee) will have the following administrative powers under the EIP:

•	The Committee (or Board) shall determine the employees (or directors) eligible to receive awards, and the amount, type, and terms of each award to employees. The Board shall determine the amount, type and terms of each award to directors in their capacity as directors.

•	The Committee (or Board) may rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants, and other professionals or experts.

•	The Committee’s (or Board’s) determinations are final, conclusive, and binding on all parties.

•	The Committee (or Board) has full power and discretionary authority to construe and interpret the EIP, establish rules and regulations, and perform all other acts it believes reasonable. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any awards granted under the EIP to a director in his or her capacity as a director, the Board must ratify such construction, interpretation or establishment.

The Committee, or Board if no Committee has been appointed, may delegate all or some of its responsibilities and administrative powers under the EIP to committees or subcommittees of one or more members of the Board, subject to such resolutions, not inconsistent with the provisions of the EIP, as may be adopted from time to time by the Board. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any award intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the extent the Board has delegated any authority under the EIP to another committee of the Board, such authority shall not be exercised by the committee unless expressly permitted by the Board in connection with such delegation.

Eligible Participants

•	Any person who is employed by the Company or an affiliate (including corporate officers) and consultants and advisors to the Company or an affiliate (approximately 250 people) are eligible for any award under the EIP if selected by the Committee.

•	Any of the directors of the Company (9 individuals), if selected by the Board, are eligible to receive awards under the EIP as determined by the Board.

Shares Authorized. As proposed, the number of shares of common stock which are authorized for awards under the EIP is 10,000,000. The number of shares authorized is subject to certain adjustments to reflect extraordinary dividends, stock split-ups, stock dividends, spin-offs, issuances of targeted stock, recapitalization, warrants or rights issuances, or combinations, exchanges or reclassifications with respect to the Company’s common stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company.

The pool of authorized shares is a “fungible” pool, meaning that it may be used for grants of restricted stock and stock equivalent awards, including performance-based awards, as well as for stock options or stock appreciation rights (“SARs”). However, if restricted stock and stock equivalent awards are granted, they will count as utilizing 2 of the authorized shares for each share actually granted, while options and SARs will count as utilizing one share for each option or SAR share actually granted.

If any award is forfeited or expires, all shares which were not issued under the award will become available for additional awards under the EIP. However, the following shares will not increase the pool of authorized shares available for awards under the EIP:

•	shares of Company common stock tendered as full or partial payment to the Company upon exercise of options or SARs granted under the EIP,

•	shares of Company common stock reserved for issuance upon grants of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and

•	shares of Company common stock withheld by, or otherwise remitted to, the Company in satisfaction of tax withholding obligations with respect to awards under the EIP.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of common stock instead of cash.

The following will not be applied to reduce the total number of shares available for awards under the EIP:

•	dividends or dividend equivalents paid in cash in connection with outstanding awards;

•	any shares of common stock subject to an award under the EIP which is forfeited, cancelled, terminated, expires or lapses for any reason; and

•	shares of common stock and any awards which are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company.

No fractional shares of common stock may be issued under the EIP. Fractional shares will be rounded down to the nearest whole shares.

Maximum Number of Shares and Cash. The maximum number of shares of common stock that may be the subject of performance-based awards for purposes of Section 162(m) of the Code (excluding stock options and stock appreciation rights) granted under the EIP to an employee or director during any one fiscal year is 1,000,000. The maximum number of shares of common stock that may be the subject of stock options and stock appreciation rights granted to any individual during any one fiscal year is 1,000,000. The maximum annual cash award that may be the subject of performance-based awards granted to an employee or director during any one fiscal year under the EIP (but not including any other plan) may not exceed $20,000,000. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

Types of Awards. The EIP permits the grant of a variety of different types of awards:

•	restricted stock, restricted stock equivalents, and restricted equivalent awards, including performance-based awards;

•	stock options, including options with performance conditions;

•	stock appreciation rights; and

•	other awards valued by reference to Company common stock.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Restricted Stock, Restricted Stock Equivalent Awards and Restricted Equivalent Awards: Restricted stock awards are awards of stock that are subject to forfeiture during a pre-established period if certain conditions (for example, continued employment or attainment of pre-determined performance goals) are not met. The terms of a restricted stock award are determined by the Committee (or, for directors, by the Board) and are set forth in an award agreement. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of while the shares are subject to forfeiture.

Restricted equivalent awards are awards to receive shares of common stock or cash equal to either a set number of shares of common stock or a number of shares of common stock determined under a formula or other criteria, as of specified vesting and/or payment dates. Restricted stock equivalent awards may be settled in cash, shares of common stock or a combination of cash and shares, as determined by the Committee and as set forth in the award agreement. An employee or director who receives restricted stock equivalents shall have no ownership interest in the shares of common stock to which the restricted stock equivalents relate unless and until payment with respect to such restricted stock equivalents is actually made in shares of common stock. Their terms are also approved by the Committee or the Board, and they also may not be sold, assigned or transferred during the restricted period.

At the time when a restricted stock award or restricted stock equivalent vests and/or becomes payable, the Company shall pay, unless the award agreement provides otherwise, the holder the amount of cash dividends that have accrued on shares of common stock issued to the holder under the terms of the award since the date of grant. No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any award which does not vest and/or meet its performance goals.

Stock Options: The Committee or Board may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) or options that do not so qualify (“Non-Qualified Options”), provided that the Board may only grant Non-Qualified Options to directors.

All options granted are subject to the following:

•	Options are not exercisable (unless accelerated in accordance with their terms) for at least one year after they are granted, and they are not exercisable more than ten years after grant.

•	The exercise price will not be less than the fair market value of Company common stock on the grant date.

•	The Committee (or in the case of awards to directors, the Board) will determine the vesting schedule of options granted under the EIP and may also impose additional terms, conditions and limitations on exercise, including performance goals.

•	The exercise price must be paid at the time the option is exercised in either cash or in other shares of common stock; through Net Exercise or Swap Exercise as described in the EIP, or by any other means approved by the Committee prior to the date of the option exercise.

Stock Appreciation Rights: The holder of a SAR is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the value of those shares on the date the award was granted. Payment of the excess will be in either cash or shares of Common Stock, or a combination of both, as the Committee or Board may determine. If granted, the Committee or the Board would determine the vesting schedule of SARs granted under the EIP and could impose additional conditions on exercise. SARs may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of common stock covered by an option. The term of any SARs granted under the EIP shall not exceed ten years.

Other Stock-Based Awards: Other stock-based awards are awards other than restricted stock, stock equivalent awards or restricted equivalent awards, stock options or stock appreciation rights which are denominated or valued in whole or in part by reference to the value of Company common stock. The purchase, exercise, exchange or conversion of other stock-based awards would be on such terms and conditions and by such methods specified by the Committee and set forth in an award agreement.

Substitution Awards: The Committee may grant awards from time to time under the EIP in substitution for awards held by employees of other corporations who are about to become employees of the Company or any of its affiliates or whose employer is about to become an affiliate, as a result of a merger or consolidation by the Company or an affiliate of the Company with another corporation or acquisition by the Company or an affiliate of the Company of substantially all the assets or 50% or more of the issued and outstanding stock. Awards may also be granted under the EIP in substitution for awards relating to shares of common stock of ParentCo or for cash incentive awards and, in either case, outstanding immediately prior to the Spin-Off. The terms and conditions of such substitute awards may vary from the terms and conditions of the EIP to the extent the Board deems appropriate to conform to the provisions of the awards in substitution for which they are granted, except that no such variation will be permitted which affects the status of any such substitute awards as an ISO. Furthermore, in no event may a substitution relating to the Spin-Off be permitted to the extent such substitution would cause a violation of Section 409A of the Code.

Provisions for Foreign Participants: The Board or the Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the EIP to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Performance Criteria. Any award granted under the EIP may be conditioned on the attainment of one or more performance goals over a specified performance period. If the Committee intends that an award made to a “covered employee” (generally the chief executive officer and the four other most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Code, then the performance goals must be established by the Committee in writing within 90 days after the commencement of the performance period (or, in the case of a newly hired employee, before 25% of such employee’s service for the performance period has lapsed).

Such performance goals will be based on one or more of the following criteria:

(a)	earnings per share, net earnings per share, or growth in such measures;
(b)	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);
(c)	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);
(d)	cash flow return on investments which equals net cash flows divided by owners’ equity;
(e)

controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

(f)	operating earnings or net operating earnings;
(g)	costs or cost control measures;
(h)	share price (including, but not limited to, growth measures);
(i)	total shareholder return (stock price appreciation plus dividends);
(j)	economic value added;
(k)	EBITDA;
(l)	operating margin or growth in operating margin;
(m)	market share or growth in market share;
(n)	cash flow, cash flow from operations, free cash flow, or growth in such measures;
(o)	sales revenue or volume or growth in such measures;
(p)	gross margin or growth in gross margin;
(q)	productivity;
(r)	brand contribution;
(s)	product quality;
(t)	corporate value measures;
(u)	goals related to acquisitions, divestitures or customer satisfaction;
(v)	diversity;
(w)	index comparisons;
(x)	debt-to-equity or debt-to-stockholders’ equity ratio;
(y)	working capital;
(z)	risk mitigation;
(aa)	sustainability and environmental impact;
(bb)	employee retention; and
(cc)	expense or expense control measures (including, but not limited to, average unit cost; selling, general, and administrative expenses).

Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales.) In establishing the performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of:

•	acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Company’s common stock;

•	a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

•	any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company;

•	exclusion of non-consolidated subsidiaries;

•	measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates; or

•	other unusual or extraordinary items.

In no event will dividends or dividend equivalents be paid with respect to any performance-based award which does not vest and/or for which the applicable performance goals are not achieved. Unless otherwise specifically provided by the Committee when authorizing an award, all performance-based criteria, including any adjustments, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

Federal Income Tax Consequences: The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the EIP:

Restricted Stock, Restricted Stock Equivalents, Restricted Equivalent Awards and Other Stock-Based Awards: Generally, restricted stock, restricted stock equivalents or restricted equivalent awards will not be taxed to a recipient until restrictions lapse on all, or any portion, of the award.

•	When any portion of an award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in the recipient’s income for that year and will be taxed at ordinary income tax rates. The EIP mandates that the Company shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations by any of the following means: (1) reducing the number of shares of common stock otherwise payable under such award to the extent the award is settled in shares; (2) withholding from the recipient’s salary, compensation or other payments made to him or her; (3) requiring the recipient to make a cash payment to the Company or one of its affiliates in advance of receiving shares pursuant to the award; (4) withholding from the cash settlement to the extent the award is settled in cash; (5) selling shares of common stock on the market either through a cashless exercise transaction or other sale on the market; or (6) any other means set forth in the award agreement.

•	The recipient’s basis in the stock received will be equal to the amount included in income, and the holding period for capital gain purposes will begin on that date.

•	The recipient may elect to have a restricted stock award (but not a restricted stock equivalent award) treated as taxable income in the year granted, and in that case the recipient will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant. Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss. If the recipient elects to be taxed in the year the award is granted, and the award is later forfeited before restrictions lapse, any income taxes paid will not become recoverable and any income taxes due shall remain due.

•	The Company will have a deductible expense equal to the amount included in the individual’s ordinary income in whatever year an employee or director recognizes ordinary income as a result of the award.

Options and SARs: The tax consequences for recipients of options or SARs under the EIP are as follows:

•	The grant of an option or SAR generally will not result in taxable income for the recipient.

•	Upon the exercise of a Non-Qualified Option, the recipient will be required to include the difference between the fair market value of the shares of common stock acquired and the exercise price. The

Company will be entitled to a tax deduction equal to the amount the recipient includes in income. The EIP mandates that applicable federal, state, foreign or local income tax, social insurance contributions, or other withholding obligations shall be satisfied as set forth above in the first bullet point under “Restricted Stock, Restricted Stock Equivalents, Restricted Equivalent Awards and Other Stock-Based Awards.”

•	The recipient will not be required to include any amount in his or her taxable income, and the Company will not be entitled to a deduction, upon the exercise of an ISO if certain requirements are met. However, upon ISO exercise, the recipient may be required to include the difference between the fair market value of the shares underlying an ISO and the ISO exercise price as a tax preference item includible in Alternative Minimum Taxable Income, and this amount may potentially be subject to Alternative Minimum Tax.

•	The recipient will be required to include the amount of cash or fair market value of any shares received upon exercise of a SAR in the recipient’s ordinary income at the time of such exercise. The Company will be entitled to a deduction equal to the amount included in the recipient’s income upon such exercise.

•	The tax consequences upon a sale of the shares acquired in an exercise of a Non-Qualified Option will depend on how long the shares were held prior to sale. Generally, any gain or loss recognized upon sale of the shares acquired in an exercise of a Non-Qualified Option will be capital gain or loss.

•	If the recipient disposes of shares acquired upon the exercise of an ISO within two years from the date of grant of such ISO or within one year of the date of exercise (“Early Disposition”), the recipient will be required to include, at the time of the disposition, the lesser of (a) the fair market value of the shares on the date of exercise over the option exercise price, or (b) the amount realized on the disposition over the option exercise price. The Company will be entitled to a deduction at the time of such Early Disposition equal to the amount included in the recipient’s income at such time. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will generally be long- or short-term capital gain, depending upon the holding period of the shares. If the recipient disposes of such shares in an Early Disposition for less than his or her basis in the shares, the difference between the amount realized and such basis will generally be a long- or short-term capital loss, depending upon the holding period of the shares.

•	If the recipient exercises an option through the provision of shares owned prior to such exercise (“Old Shares”), and such Old Shares surrendered were acquired by exercise of an ISO, then the provision of such Old Shares will not constitute an Early Disposition of the Old Shares unless the option being exercised is an incentive stock option and the holding period for such Old Shares, described above, has not been met at the time of the surrender of such Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

•	If shares acquired upon exercise of an ISO are not disposed of for at least one year after exercise and two years from the date that the ISO was granted, the recipient will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares upon disposition of such shares.

•	Any gain realized upon the sale of shares acquired in the exercise of a Non-Qualified Option or SAR for an amount greater than their fair market value on the date of exercise will be capital gain and any loss will be capital loss. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired in the exercise of an option or SAR, except that the Company may be entitled to a tax deduction in the case of a sale of ISO shares before the holding periods described above have been satisfied.

Other Tax Considerations: Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by the Company that is paid to covered employees, as described above. The limit, however, does not apply to “performance-based compensation.” The Company may grant awards of stock options and SARs under the EIP that are designed to qualify as performance-based compensation. However, the Company may grant awards resulting in non-deductible compensation where it is in the best interests of the Company and its shareholders. In addition, the Company may design restricted stock and restricted stock equivalent awards payable upon the attainment of performance goals under the EIP with the goal they qualify as performance-based compensation.

Awards that are granted, accelerated, or enhanced with respect to a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code if the aggregate value of such excess parachute payments exceeds a certain amount determined by reference to historical W-2 compensation. The existence of “excess parachute payments” upon a change in control could give rise to a 20% excise tax on the recipient on amounts paid as a result of such change in control and a loss of a deduction to the Company with respect to such amounts.

Section 409A of the Code regulates the time and form of payment of non-qualified deferred compensation. Failure to satisfy Section 409A could result in immediate income inclusion of deferred amounts, a 20% addition to income tax for such amounts, and interest penalties. Options and SARs may be exempt from Section 409A if they meet certain requirements, and the options and SARs awarded under the EIP are generally intended to be exempt from Section 409A. To the extent awards granted under the EIP are subject to Section 409A, the Company expects to administer such awards and the EIP in a manner consistent with the requirements of that Code section and applicable regulations.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the EIP may be made to employees who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

Adjustments. Certain corporate transactions or events such as an extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Company’s common stock or any other class or series of Company common stock, or consolidation, merger or sale of all, or substantially all, of the assets of the Company may directly affect the number of outstanding shares and/or the value of the outstanding Company common stock. If such transactions occur, the Committee shall adjust the number of shares which may be granted under the EIP, as well as the limits on individual awards. The Committee or the Board shall adjust the number of shares and the exercise price under outstanding options, and the performance goals of any options or awards, and may make other adjustments which are thought appropriate to protect the value of the award to the recipient.

Transferability. Awards granted under the EIP may not be transferred except:

•	by beneficiary designation;

•	by will or the laws of descent and distribution; or

•	if permitted by the Committee, to an immediate family member, family trust or family partnership.

Amendments. The Board may amend, suspend or terminate the EIP at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be granted under the EIP. In addition, no amendment may:

•	increase the number of shares of common stock reserved under the EIP or the limit on the number of shares which are the subject of awards granted to any individual (except as provided under “Adjustments”, above); or

•	change the terms of any awards granted before the amendment in an adverse manner without the consent of the recipient.

Term. The EIP will continue until June 30, 2025, unless replaced or terminated at an earlier time.

Plan Benefits

Company’s directors and named executive officers have an interest in this proposal as they would be eligible to receive equity awards under the EIP.

Except as discussed under “Director Compensation,” the selection of individuals who will receive awards under the EIP, if the EIP proposal is approved by the shareholders, and the amount of any such awards, is discretionary and determined from time to time by the Committee and the Board and is therefore not presently determinable.

Information regarding awards granted under the EIP to the named executive officers in fiscal 2015 is set forth in the “Grants of Plan-Based Awards Table” above. Equity awards for a total of approximately 433,922 shares were granted under the EIP in fiscal year 2015 to all executive officers as a group, equity awards for a total of approximately 139,700 shares were granted under the EIP in fiscal year 2015 to employees who are not executive officers and equity awards for a total of approximately 50,301 shares were granted under the EIP in fiscal year 2015 to non-management Board members. In addition, awards for 359,665 shares were issued to executive officers, awards for 920,500 shares were issued to other employees and awards for 38,530 shares were issued to non-management Board members as replacement grants following the conversion of ParentCo awards in connection with the Spin-Off.

As discussed in “Director Compensation,” effective July 1, 2015, each non-employee director will receive a $110,000 restricted stock equivalent grant on the first business day in January of each year with one-year vesting and an option to defer release until retirement. In addition, each new director receives a grant of restricted stock equivalents with a grant date value of $200,000, which equivalents settle three years from the date of grant assuming vesting criteria are met. The “Director Compensation Table” sets forth compensation received by independent directors during fiscal year 2015.

Aggregate Past Grants Under the EIP

As of November 18, 2015, awards covering 2,415,141 shares of our common stock had been granted under the EIP, including 1,307,839 shares granted as “replacement awards” upon the Spin-Off and 623,952 shares granted as a one-time award related to the Spin-Off. The following table shows information regarding the distribution of those awards among the persons and groups identified below as of that date:

	Number of Time Based Restricted Stock Equivalents Granted	Number of Performance Based Restricted Stock Equivalents Granted (1)
Named Executive Officers
Alan R. Hoskins	299,975	107,145
Brian K. Hamm	114,466	41,955
Mark S. LaVigne	157,555	59,306
Gregory T. Kinder	65,620	33,930
Emily K. Boss	49,949	9,374
All current executive officers as a group (6 persons)	736,703	271,134
All current non-executive officer directors as a group (9 persons)	94,420	0
Each nominee for election as a director:
J. Patrick Mulcahy	12,648	0
Alan R. Hoskins	299,975	107,145
Kevin J. Hunt	5,589	0
Patrick J. Moore	5,589	0
Each associate of any such directors, executive officers or nominees	0	0
Each other person who received or is to receive 5% or more of the options, warrants or rights under the EIP	0	0
All employees, including all current officers who are not executive officers or directors, as a group	1,172,524	140,360

(1)	The following performance-based restricted stock equivalents were cancelled on November 12, 2015, when it was determined that the performance criteria were not met:

•	Mr. Hoskins, 39,657
•	Mr. Hamm, 17,350
•	Mr. LaVigne, 34,701
•	Mr. Kinder, 17,058
•	All other Executives, 12,394

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote at the meeting is required for approval of the material terms of the performance goals under the EIP.

The Board of Directors recommends a vote FOR the approval of the material terms of the performance goals under the Energizer Holdings, Inc. Equity Incentive Plan as described in this proxy statement.

ITEM 6. APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER

THE ENERGIZER HOLDINGS, INC. EXECUTIVE OFFICER BONUS PLAN

In order to preserve the federal tax deductibility of certain performance-based cash bonus awards which may be paid in future years by the Company to its executive officers, you are asked to approve the material terms of the performance goals under the Company’s Executive Officer Bonus Plan (the “Bonus Plan”) including the performance-based criteria (the “Performance Criteria”) applicable to performance-based cash bonuses under that Plan. Approval of the material terms of the performance goals under the Bonus Plan by the Company’s shareholders is required under the terms of Section 162(m) of the Code in order for cash bonuses payable thereunder to be considered “performance-based compensation.” If the shareholder approval of the material terms of the performance goals under the Bonus Plan is not obtained, the Company may continue to grant awards under the Bonus Plan in accordance with the current terms and conditions of the Bonus Plan, but certain awards may not qualify for the performance-based compensation exemption under Section 162(m) of the Code.

A copy of the Bonus Plan has been filed as an exhibit to the Company’s Current Report on Form 8-K dated July 8, 2015.

Background

Section 162(m) of the Code denies an employer a deduction for compensation in excess of $1,000,000 paid to “covered employees” of a publicly-traded corporation. “Performance-based compensation” is not included when determining if the $1,000,000 limitation has been exceeded for a covered employee. The Section 162(m) regulations generally require that shareholders approve the material terms of compensation performance goals—which include:

•	the employees eligible to receive compensation,

•	a description of the business criteria upon which the performance goals are based, and

•	the maximum amount of compensation that may be paid to an employee during a specified period if the performance goal is achieved.

At its July 1, 2015 meeting, the Board’s Nominating and Executive Compensation Committee (the “Committee”) adopted the Bonus Plan. The Company is submitting the Bonus Plan for shareholder approval, in order to qualify performance-related annual cash bonuses to the executive officers of the Company as performance-based compensation under Section 162(m) of the Code. The Bonus Plan authorizes the Committee to administer the Plan, to name eligible participants, and to grant awards under the terms of the Plan. The Committee also has full power to construe and interpret the Plan and establish rules and regulations, and delegate responsibility to others. The Committee is composed entirely of individuals who qualify as “outside directors” for purposes of Section 162(m) of the Code and “independent directors” for purposes of the New York Stock Exchange Listing Standards.

Under the Bonus Plan, if the Committee grants awards which are subject to Performance Criteria, the performance objectives must be fixed not later than 90 days after the beginning of the performance period to which the objectives relate, and the Committee does not retain any discretion to adjust the objectives in any manner that could increase the amount payable under the awards. The Committee would, however, have authority to reduce the size of an award if it deemed a reduction appropriate for any reason. Before payments are made under a performance-based award, the Committee must certify in writing that the Performance Criteria have been achieved.

Employees Eligible to Receive Awards

Participants in the Bonus Plan must be executive officers of the Company, as designated by the Board. For 2016, it is estimated that approximately 20 individuals will be eligible to participate, including each of the named executive officers of the Company.

Award Limitations

Under the terms of the Bonus Plan, the maximum amount which may be paid to a participant as a single award, whether that award represents performance for a single Bonus Plan year or for multiple Bonus Plan years, is Ten Million Dollars ($10,000,000). These limitations, however, represent only an absolute maximum, and the Committee would not be required to grant awards of that size.

Performance Criteria

Under the Bonus Plan, performance goals established by the Committee will be based upon one or more of the following Performance Criteria:

(a)	earnings per share, net earnings per share, or growth in such measures;
(b)	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);
(c)	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);
(d)	cash flow return on investments which equals net cash flows divided by owners’ equity;
(e)

controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

(f)	operating earnings or net operating earnings;
(g)	costs or cost control measures;
(h)	share price (including, but not limited to, growth measures);
(i)	total shareholder return (stock price appreciation plus dividends);
(j)	economic value added;
(k)	EBITDA;
(l)	operating margin or growth in operating margin;
(m)	market share or growth in market share;
(n)	cash flow, cash flow from operations, free cash flow, or growth in such measures;
(o)	sales revenue or volume or growth in such measures;
(p)	gross margin or growth in gross margin;
(q)	productivity;
(r)	brand contribution;
(s)	product quality;
(t)	corporate value measures;
(u)	goals related to acquisitions, divestitures or customer satisfaction;
(v)	diversity;
(w)	index comparisons;
(x)	debt-to-equity or debt-to-stockholders’ equity ratio;
(y)	working capital;
(z)	risk mitigation;
(aa)	sustainability and environmental impact;
(bb)	employee retention; and
(cc)	expense or expense control measures (including, but not limited to, average unit cost; selling, general, and administrative expenses).

Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales.) In establishing the performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of:

•	acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Company’s common stock;

•	a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

•	any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company;

•	exclusion of non-consolidated subsidiaries;

•	measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates; or

•	other unusual or extraordinary items.

The Performance Criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant. Unless otherwise specifically provided by the Committee when authorizing an award, all performance-based criteria, including any adjustments, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

Miscellaneous

The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the qualification under Section 162(m) of the Code, of awards granted under the Bonus Plan, any such amendment will be subject to shareholder approval.

In general, awards will not be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right with respect to an Award may be exercised during the lifetime of the participant receiving such award only by such participant or by his/her guardian or legal representative.

The Bonus Plan is unfunded, and the Company will not be required to segregate any assets which may at any time be awarded under the Bonus Plan.

Federal Income Tax Consequences

Section 162(m) of the Code and the regulations adopted thereunder limit the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, these regulations exempt qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.

New Plan Benefits

Payment of any awards will be contingent on the attainment of performance goals established for such year and the determination by the Committee as to whether a participant will receive his or her maximum bonus or some lesser amount (or no bonus at all). Accordingly, the amounts payable for eligible participants for any calendar year during which the Bonus Plan is in effect cannot be determined.

The amounts that were payable for 2015 under the Bonus Plan to our named executive officers are described under “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Bonus.” Named Executive officers as a group received an aggregate of $1,949,227 under the Bonus Plan in fiscal 2015. Non-employee directors do not participate in the Bonus Plan. The summary of the 2015 program is contained in “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Bonus.”

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote at the meeting is required for approval of the material terms of the performance goals under the Bonus Plan.

The Board of Directors recommends a vote FOR the approval of the material terms of the performance goals under the Executive Officer Bonus Plan as described in this proxy statement.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The following table shows, as of October 31, 2015, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding(1)
BlackRock, Inc. 55 East 52nd Street, New York, New York 10022(2)	5,387,056(2)	8.66%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355(3)	3,792,467(3)	6.10%
The London Company 1800 Bayberry Court, Suite 301, Richmond, VA 23226(3)	3,965,577(4)	6.38%
Tourbillion Capital Partners LP 533 Maryville University Drive, St. Louis, MO 63141	3,190,000(5)	5.13%

(1)	On October 31, 2015, there were 62,195,315 shares of the Company’s common stock outstanding.
(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 22, 2015 with respect to ParentCo. BlackRock, Inc. and related entities reported, as of December 31, 2014, sole voting power over 4,884,004 such shares and sole dispositive power over 5,387,056,491 of such shares.
(3)	As reported in a statement on Schedule 13G filed with the SEC on February 11, 2015 with respect to ParentCo. The Vanguard Group and related entities reported, as of December 31, 2014, sole voting power over 57,761 of such shares, sole dispositive power over 3,738,651 of such shares and shared dispositive power over 53,816 of such shares.
(4)	As reported in a statement on Schedule 13G filed with the SEC on October 8, 2015. The London Company and related entities reported, as of September 30, 2015, sole voting power over 3,635,628 of such shares, sole dispositive power over 3,635,628 of such shares and shared dispositive power over 329,949 of such shares.
(5)	As reported in a statement on Schedule 13G filed with the SEC on June 17, 2015. The Tourbillion Capital Partners LP and related entities reported, as of September 30, 2015, shared voting power over 3,190,000 of such shares and shared dispositive power over 3,190,000 of such shares. Jason H. Karp is included as a co-filed in the Schedule 13G.

Ownership of Directors and Executive Officers. The table below contains information regarding beneficial common stock ownership of directors and executive officers as of November 18, 2015. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (A) (*denotes less than 1%)
J. Patrick Mulcahy	553,490(B)(C)	88,304	1.02%
Alan R. Hoskins	11,329(C)	0	*
Bill G. Armstrong	14,236(C)	46,163	*
Cynthia J. Brinkley	0	0	*
Kevin J. Hunt	0	0	*
James C. Johnson	1,883(C)	169	*
John E. Klein	11,883(C)	21,066	*
W. Patrick McGinnis	21,323(C)	16,869	*
Patrick J. Moore	0	0	*
John R. Roberts	27,472(C)	9,281	*
Brian K. Hamm	8,079(C)	0	*
Mark S. LaVigne	11,092(C)	0	*
Gregory T. Kinder	8,954(C)	0	*
Emily K. Boss	0(C)	0	*
All Executive Officers and Directors as a Group (15 persons)	676,439(C)	181,852	1.37%

(A)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 18, 2015, equivalents that vest within 60 days and the number of stock equivalents held in the deferred compensation plan.

(B)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(C)	Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Mulcahy, 3,850; Mr. Johnson, 1,027; Mr. Klein, 11,027; and Mr. Roberts, 11,027. This

amount also includes the time-based equivalents and performance-based equivalents which vested between October 1, 2015 through November 12, 2015. The number of time-based equivalents that vested during this period for each officer is as follows: Mr. Hoskins, 16,988; Mr. Hamm,7,438; Mr. LaVigne, 14,872; Mr. Kinder, 7,310; Ms. Boss, 0; and all other executive officers, 6,698. This amount also includes unvested restricted stock equivalents that vest upon a director’s retirement from the Board. The number of unvested equivalents credited to each Director is as follows: Mr. Armstrong, 3,209; Mr. Johnson, 856; Mr. Klein, 856; Mr. McGinnis, 1,604; Mr. Mulcahy, 3,209 and Mr. Roberts 6,445. The number of shares in the table reflect net shares after shares have been withheld for taxes.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•	Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•	Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2015, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

Agreements with ParentCo

Before the Spin-Off, we entered into a separation and distribution agreement with ParentCo, which is referred to in this proxy statement as the “separation agreement.” In connection with the Spin-Off, we also entered into various other agreements to effect the separation and provide a framework for our relationship with ParentCo after the Spin-Off, including a transition services agreement, a tax matters agreement, an employee matters agreement and reciprocal trademark license agreements. These agreements, together with the documents and agreements by which an internal reorganization was effected, provide for the allocation between Energizer and ParentCo of ParentCo’s assets, employees, liabilities and obligations (including property and employee benefits, and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from ParentCo and govern certain relationships between Energizer and ParentCo after the separation.

When used in this section: (i) “separation” refers to the separation of the Household Products business from ParentCo’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Energizer, to hold the assets and liabilities associated with the Household Products business after the distribution; (ii) “distribution” refers to the distribution of all of New Energizer’s issued and outstanding shares of common stock to ParentCo shareholders as of the close of business on the record date for the distribution; and (iii) “distribution date” refers to the date on which ParentCo distributes Energizer common stock to the holders of ParentCo common stock.

Separation Agreement

Transfer of Assets and Assumption of Liabilities. The separation agreement identifies the assets that were transferred, the liabilities that were assumed and the contracts that were assigned to each of Energizer and ParentCo as part of the separation of ParentCo into two companies, and provide for when and how these transfers, assumptions and assignments would occur. Certain of the necessary transfers, assumptions and assignments were accomplished through the internal reorganization. In particular, the separation agreement provides that, among other things, subject to the terms and conditions contained therein: (i) assets related to ParentCo’s Household Products business, which we refer to as the “Energizer Assets,” would be retained by or transferred to Energizer or one of its subsidiaries; (ii) liabilities related to ParentCo’s Household Products business, which we refer to as the “Energizer Liabilities,” would be retained by or transferred to Energizer or one of its subsidiaries; (iii) generally, assets and liabilities relating to the Personal Care business, including, among others, assets and liabilities of the types described above primarily related to the Personal Care business, would be retained by or transferred to ParentCo (such assets and liabilities to be retained by or transferred to ParentCo, we refer to as the “ParentCo Assets” and the “ParentCo Liabilities”); (iv) certain liabilities would be shared by Energizer and ParentCo; and (v) the allocation of certain ordinary course trade accounts receivable and payable relating to the respective businesses.

Internal Reorganization. As part of the separation, and prior to the Spin-Off, ParentCo and its subsidiaries completed an internal reorganization in order to transfer to Energizer the Household Products business that Energizer would hold following the separation. Among other things and subject to limited exceptions, the internal reorganization resulted in Energizer owning, directly or indirectly, the operations comprising and the entities that conduct the Household Products business.

The internal reorganization included various restructuring transactions pursuant to which (1) the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the Household Products business would be separated from the operations, assets and liabilities of ParentCo and its subsidiaries used to conduct the Personal Care business and (2) such Household Products operations, assets and liabilities would be contributed, transferred or otherwise allocated to Energizer or one of its direct or indirect subsidiaries. Such restructuring transactions took the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and involved the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the Household Products business or the Personal Care business in such jurisdictions.

In the final step of the internal reorganization, ParentCo contributed to Energizer certain assets, including all of the equity interests in the entities that would conduct the Household Products business, in exchange for 62,192,281 shares of Energizer common stock and approximately $1 billion in cash.

Intellectual Property License. Under the separation agreement, Energizer granted ParentCo a license to use certain information

(such as technical, financial, employee and business information) and other intellectual property assets that Energizer owns following the distribution but that had been used or held for use in the Personal Care business prior to the distribution. The license to these information and other intellectual property assets is worldwide, fully paidup and royalty-free. Subject to certain limited termination rights, including in the event of an uncured breach of a material term applicable to the licensed assets, the license grant to these information and other intellectual property assets is perpetual and irrevocable.

ParentCo also granted Energizer a license to use certain information (such as technical, financial, employee or business information) and other intellectual property assets that ParentCo owns following the distribution but that had been used or held for use in the Household Products business prior to the distribution. The license to these information and other intellectual property assets is worldwide, fully paid-up and royalty-free. Subject to certain limited termination rights, including in the event of an uncured breach of a material term applicable to the licensed assets, the license grant to these information and other intellectual property assets is also perpetual and irrevocable.

Subsidiaries of Energizer and ParentCo, during such time as they retain such subsidiary status, have the right to exploit the licensed assets to the same extent as their respective parent companies.

Conditions to the Distribution. The separation agreement provides that the distribution was subject to satisfaction (or waiver by ParentCo) of certain conditions, including, among others, the completion of the internal reorganization, the receipt of certain opinions from certain advisors, the receipt of government approvals and consents, the redemption of certain outstanding debt of ParentCo, the completion of certain financing arrangements relating to a new revolving credit facility of ParentCo and a revolving credit facility of a foreign subsidiary of ParentCo, and the completion of Energizer financing arrangements.

Claims. In general, each party to the separation agreement assumed liability for all claims, demands, proceedings and similar legal matters primarily relating to, arising out of or resulting from its own assets, business or its assumed or retained liabilities, as well as, following the effective time of the distribution, any such legal matters primarily relating to, arising out of or resulting from actions under the control of such party or its subsidiaries, and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters as described below under “—Indemnification.”

Releases. The separation agreement provides that Energizer and its affiliates release and discharge ParentCo and its affiliates from all liabilities retained or assumed by Energizer and its affiliates as part of the separation, and from all liabilities existing or arising from acts and events occurring or failing to occur, and all conditions existing, at or before the effective time of the distribution, including all liabilities existing or arising in connection with the implementation of the separation and the distribution, except as expressly set forth in the separation agreement. ParentCo and its affiliates release and discharge Energizer and its affiliates from all liabilities retained or assumed by ParentCo and its affiliates as part of the separation, and from all liabilities existing or arising from acts and events occurring or failing to occur, and all conditions existing, at or before the effective time of the distribution, including all liabilities existing or arising in connection with the implementation of the separation, and the distribution, except as expressly set forth in the separation agreement.

Among other exceptions, these releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation.

Indemnification. In the separation agreement, Energizer agreed to indemnify, defend and hold harmless ParentCo, each of ParentCo’s affiliates and each of ParentCo and its affiliates’ respective former and current directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from, directly or indirectly: (i) the Energizer Liabilities; (ii) Energizer’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Energizer Liabilities, in accordance with their respective terms, whether prior to, at or after the effective time of the distribution; (iii) except to the extent relating to a ParentCo Liability, any guarantee, indemnification obligation or similar credit support instrument for the benefit of Energizer by ParentCo that survives the distribution; (iv) any breach by Energizer of the separation agreement or any of the ancillary agreements (unless an ancillary agreement expressly provides for separate indemnification, or no indemnification for such matter); (v) Energizer’s business and the conduct of any business, operation or activity by Energizer from and after the effective time of the distribution (other than the conduct of business for the benefit of ParentCo pursuant to the separation agreement or any of the ancillary agreements); or (vi) any breach by Energizer of its representations and warranties in the separation agreement.

ParentCo agreed to indemnify, defend and hold harmless Energizer, each of Energizer’s affiliates and each of Energizer and Energizer’s affiliates’ respective former and current directors, officers and employees from and against all liabilities relating to, arising out of or resulting from, directly or indirectly: (i) the ParentCo Liabilities; (ii) ParentCo’s failure or the failure of any other person to pay, perform, or otherwise promptly discharge any of the ParentCo Liabilities, in accordance with their respective terms whether prior to, at, or after the effective time of the distribution; (iii) except to the extent relating to a Energizer Liability, any guarantee, indemnification obligation or similar credit support instrument for the benefit of ParentCo by Energizer that survives the distribution; (iv) any breach by ParentCo of the separation agreement or any of the ancillary agreements (unless an ancillary agreement expressly provides for separate indemnification, or no indemnification, for such matter); (v) ParentCo’s business and the conduct of any business, operation or activity by ParentCo from and after the effective time of the distribution (other than the conduct of business for the benefit of Energizer pursuant to the separation agreement or any of the ancillary agreements); or (vi) any breach by ParentCo of its representations and warranties in the separation agreement.

The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Insurance. The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims under such policies.

Transition Services Agreement

Energizer and ParentCo entered into a transition services agreement in connection with the separation pursuant to which Energizer and ParentCo and their respective affiliates provide each other, on an interim, transitional basis, various services, including, but not limited to, treasury administration, employee benefits administration, information technology services, services related to the wind-down of business operations in certain countries outside the United States, non-exclusive distribution and importation services for their products in certain countries outside the United States, regulatory, general administrative services and other support services. The charges for such services were agreed between the parties at the time the agreement was executed. The party receiving each transition service would be provided with reasonable information that supports the charges for such transition service by the party providing the service.

The services generally commenced on the distribution date and continue for up to two years following the distribution date. Subject to limited exceptions, the receiving party may terminate any particular service by giving prior written notice to the provider of such service and paying any applicable wind-down charges.

Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement are generally be limited to the aggregate charges actually paid to such party by the other party pursuant to the transition services agreement. The transition services agreement also provides that, subject to certain exceptions, the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental or consequential damages.

Tax Matters Agreement

In connection with the separation, Energizer and ParentCo entered into a tax matters agreement that would govern the parties’ respective rights, responsibilities and obligations with respect to tax matters, including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, certain tax elections, control of tax contests, cooperation, and certain other tax matters.

Under the tax matters agreement, ParentCo generally would be responsible for all U.S. federal and state income taxes (and would be entitled to all related refunds of taxes) imposed on ParentCo and its subsidiaries (including Energizer and its subsidiaries) with respect to taxable periods (or portions thereof) that end on or prior to the distribution date, except that Energizer would be responsible for such taxes to the extent they result from any breach of any representation or covenant made by Energizer in the tax matters agreement or other separation-related agreements. Energizer generally would be responsible for all federal and state income taxes (and would be entitled to all related refunds of taxes) imposed on Energizer and its subsidiaries with respect to taxable periods (or portions thereof) that begin after the distribution date, and all foreign taxes imposed on subsidiaries of Energizer for any taxable period, except that ParentCo would be responsible for such taxes to the extent they result from any breach by ParentCo of any of its representations or covenants in the tax matters agreement or other separation-related agreements.

The tax matters agreement provides special rules that allocate tax liabilities in the event either (i) the distribution together with certain related transactions, or (ii) any internal separation transaction that is intended to so qualify, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (each, a “Separation Taxable Event”). Under the tax matters agreement, ParentCo and Energizer generally would be responsible for any taxes and related amounts imposed on either of the parties as a result of a Separation Taxable Event to the extent that such Separation Taxable Event is attributable to a breach of the relevant representations or covenants made by that party in the tax matters agreement or an acquisition of such party’s equity securities or assets.

In addition, the tax matters agreement imposes certain restrictions on Energizer and its subsidiaries during the two-year period following the distribution that are intended to prevent a Separation Taxable Event. Specifically, during such period, except in specific circumstances, Energizer and its subsidiaries are generally prohibited from: (i) ceasing to conduct the Household Products businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Energizer common stock would be acquired or all or a portion of certain assets of Energizer and its subsidiaries would be acquired, (iii) liquidating, merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (iv) repurchasing Energizer shares other than in certain open-market transactions, or (v) taking or failing to take any other action that would cause a Separation Taxable Event.

Under the tax matters agreement, ParentCo generally would have the right to control any audits or other tax proceedings with respect to any ParentCo consolidated federal income tax return, and any state income tax returns for taxable periods (or portions thereof) that end on or prior to the distribution date, provided that Energizer would have specified participation rights with respect to any such audit or tax proceeding with respect to a Separation Taxable Event that could result in additional taxes for which Energizer is liable under the tax matters agreement.

Employee Matters Agreement

Energizer and ParentCo entered into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to U.S. employment matters, U.S. employee compensation and benefits plans and programs, and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees of each company in the United States. The treatment of employment matters and benefit plans and programs maintained outside of the United States is generally subject to the provisions of the applicable local law, the documents and agreements entered into in connection with the internal reorganization and the separation agreement (except as specifically stated below).

The employee matters agreement provides that, unless otherwise specified, ParentCo would be responsible for liabilities associated with employees employed by ParentCo following the separation (“ParentCo Employees”) and former employees whose last employment was with the business remaining with ParentCo after the separation (“ParentCo Former Employees”), and Energizer would be responsible for liabilities associated with employees employed by Energizer following the separation (“Energizer Employees”) and former employees whose last employment was with Energizer’s business (“Energizer Former Employees”). Consistent with the foregoing, Energizer would be responsible for liabilities associated with bonus awards that become due to employees employed by Energizer following the separation (including our named executive officers).

Each outstanding ParentCo restricted stock equivalent award held by Energizer Employees and Energizer Former Employees following the separation (including our named executive officers) was reissued and converted, at the time of the distribution, into a restricted stock equivalent award in respect of Energizer common stock. Such awards held by ParentCo Employees and ParentCo Former Employees (including named executive officers) were also reissued, at the time of the distribution, into a restricted stock equivalent award in respect of ParentCo common stock, with an adjustment in a manner to reflect the intrinsic value of such award. Otherwise, the reissued and converted restricted stock equivalent awards are subject to substantially the same terms, vesting conditions and other restrictions that applied immediately before the separation; provided that any performance-based restricted stock equivalent awards that would otherwise vest in November 2016 based on achievement of certain performance-criteria were converted to time-based vesting instead of performance-based vesting in the conversion. Any similar awards held by employees and former employees outside of the United States were treated in a manner similar to the foregoing.

Each non-employee director of ParentCo who became a director of either ParentCo or Energizer after the separation (but not both) was given the choice, prior to the separation, to have his or her restricted stock equivalent awards and units in the ParentCo stock fund of the ParentCo deferred compensation plan, effective as of the separation: (i) reissued as or converted into awards or units, as applicable, relating to the common stock of the company of which he or she is a director following the separation and otherwise appropriately adjusted, (ii) continue to relate to the number of shares of ParentCo common stock subject to the award immediately prior to the separation, and in accordance with the distribution ratio applicable to shareholders generally, the director would be granted additional awards or units that relate to an equal number of shares of Energizer common stock, or (iii) reissued or converted such that half of the aggregate value of such awards or units (determined using the conversion methodology above) is reissued as or converted into awards or units related to ParentCo common stock and the other half related to Energizer common stock. Each non-employee director of ParentCo who is to be a director of both ParentCo and Energizer after the separation could elect, prior to the separation, alternatives (ii) or (iii) (but not (i)) with respect to his or her restricted stock equivalent awards and units in the ParentCo stock fund. Except as described above, all awards and units reissued or converted as described above are subject to substantially the same terms, vesting conditions and other restrictions that applied immediately before the separation. Any such awards or units to be settled in or otherwise based on the value of Energizer or ParentCo common stock were assumed and settled under the plans of the company for which the director serves as a director immediately following separation. Notwithstanding the foregoing, each non-employee director of ParentCo who became a director of both ParentCo and Energizer had any awards or units denominated in ParentCo common stock assumed and settled under the plans of ParentCo and any awards or units denominated in Energizer common stock assumed and settled under the plans of Energizer following separation.

The employee matters agreement also provides for the establishment by Energizer of certain employee benefit plans, including, among others, a defined benefit pension plan and a defined contribution plan, as well as an excess benefit plan, supplemental executive retirement plan, and a deferred compensation plan with terms substantially similar to existing ParentCo plans, and the transfer of certain related assets and/or assumption of liabilities, as appropriate. The agreement also provides for Energizer to establish welfare benefit plans and employment practices that are no less favorable in the aggregate as those maintained by ParentCo for the Energizer Employees and Energizer Former Employees. as applicable, and medical and dependent care flexible spending accounts similar to those maintained by ParentCo. Each of ParentCo or Energizer will retain or assume liability or responsibility for certain matters as set forth in the agreement.

Reciprocal Trademark License Agreements

ParentCo and a subsidiary of Energizer entered into a trademark license agreement in connection with the separation, pursuant to which the Energizer subsidiary provides ParentCo with a two-year transitional license to use and display certain Energizer trademarks (including ENERGIZER and the Energizer logo) in connection with, among other things: advertising, marketing, sales and promotional materials, products and product packaging, inventory and business names. Similarly, Energizer and certain subsidiaries of ParentCo entered into a trademark license agreement in connection with the separation, pursuant to which the ParentCo subsidiaries provide Energizer with a two-year transitional license to use and display certain ParentCo trademarks (including SCHICK, WILKINSON-SWORD and certain logos) in connection with, among other things: advertising, marketing, sales, promotional materials, products and product packaging, inventory, and business names.

These transitional trademark licenses are worldwide, fully paid-up and royalty-free. Each of the licensors exercise quality control over the licensee’s use of the licensed trademarks. Subject to certain limited termination rights, including in the event of an uncured breach of a material term applicable to the licensed trademarks, the transitional trademark licenses are irrevocable. Upon certain termination events, an additional sell-off period of up to one year applies for inventory in existence as of the distribution date. Under these trademark license agreements, subsidiaries of Energizer and ParentCo, during such time as they retain such subsidiary status, have the right to exploit the licensed assets to the same extent as their respective parent companies.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2016 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2017 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested) to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested) and would like only one copy to be sent to your household, upon your written request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2000).

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any proposals to be presented at the 2017 Annual Meeting of Shareholders, which is expected to be held on January 30, 2017, must be received by the Company, directed to the attention of the Secretary, no later than August 12, 2016 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2017 Annual Meeting, the notice would have to be received between October 4, 2016 and November 3, 2016. However, in the event that (i) no annual meeting is held in 2016 or (ii) the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2016 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2017 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

¡	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Benjamin J. Angelette

Deputy General Counsel & Corporate Secretary

December 10, 2015

APPENDIX A

Energizer Holdings, Inc. Equity Incentive Plan

I. General Provisions

A.	Purpose of Plan

The purpose of the Energizer Holdings, Inc. Equity Incentive Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company, and to provide equity-linked compensation for directors. In addition, the Plan permits the issuance of Awards in a partial or full substitution for certain awards relating to shares of the common stock of the Parent immediately prior to the spin-off of the Company by the Parent.

B.	Definitions of Terms as Used in the Plan

“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

“Award” shall mean an Option or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.

“Award Agreement” shall mean the written or electronic document(s) evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” of the Company or “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

(i)	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(ii)	A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Committee” shall mean the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.

“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean Energizer Holdings, Inc. a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimus basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.

“Director” shall mean any member of the Board.

“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately following next day on which the Common Stock is traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

“Other Stock Award” shall mean any Award granted under Section III of the Plan.

“Parent” shall mean Edgewell Personal Care Company (formerly known as Energizer Holdings, Inc. prior to the effective date of the Spin-Off) or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Restricted Equivalent Award” shall mean a right granted under the terms of the Plan to receive shares of Common Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting and/or payment dates. By way of example, Restricted Equivalent Awards may include “market stock units”, which involve a grant of Restricted Stock Equivalents, the number of which are paid as of the vesting and/or payment date based on (a) the passage of a certain prescribed period of time; or (b) the performance of the Common Stock Fair Market Value over the performance period.

“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Spin-Off” shall mean the distribution to the holders of the Parent common stock of the outstanding shares of the Company’s common stock owned by the Parent.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Termination for Cause” shall mean an Employee’s termination of employment with the Company or an Affiliate because of the Employee’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Employee’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Employee, (ii) an act or omission believed by the Employee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Employee to be lawful, or (iii) the good faith conduct of the Employee in connection with a change of control of the Company (including opposition to or support of such change of control).

C.	Scope of Plan and Eligibility

Any Employee selected by the Committee, any member of the Board, and consultants and advisors to the Company or an Affiliate selected by the Committee shall be eligible for any Award contemplated under the Plan.

D.	Authorization and Reservation

1. The Company shall establish a reserve of authorized shares of Common Stock in the amount of 10,000,000 shares. This reserve shall represent the total number of shares of Common Stock that may be presently issued pursuant to Awards, subject to the last sentence of this Section I.D.1. and Section I.D.2. below. The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards other than Options and Stock Appreciation Rights will be counted against the reserve in a 2-to-1 ratio.

2. Upon the forfeiture or expiration of an Award, all shares of Common Stock not issued thereunder shall become available for the granting of additional Awards. Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash.

3. Shares of Common Stock tendered as full or partial payment upon exercise of Options or Stock Appreciation Rights granted under the Plan, shares of Common Stock reserved for issuance upon grants of Stock Appreciation Rights (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights), and shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards under the Plan shall not become available for the granting of additional Awards under the Plan.

4. The following will not be applied to the share limitations of subsection 1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, and (iii) shares of Common Stock and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limitations of subsection 1.

5. No fractional shares of Common Stock may be issued under this Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.

6. No more than 10,000,000 shares of Common Stock may be granted as Incentive Stock Options under the Plan.

E.	Grant of Awards and Administration of the Plan

1. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Employee or Director, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.

2. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws, and the power to adopt sub-plans or establish special rules for grants to individuals outside the U.S., as further described in Sections VI.Q, R and S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.

3. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Award intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4. During the term of the Plan, the aggregate number of shares of Common Stock that may be the subject of performance-based Awards (as defined in Section 162(m) of the Code) that may be granted to an Employee or Director during any one fiscal year may not exceed 1,000,000. The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 1,000,000. These amounts are subject to adjustment as provided in Section VI. F. below. The maximum annual cash award that may be the subject of performance-based Awards that may be granted to an Employee or Director during any one fiscal year under this Plan (but not including any other plan) may not exceed $20,000,000. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

5. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time pursuant to an Award Agreement. The Committee may require that a recipient execute and deliver, through written or electronic means, his or her acceptance of the Award.

6. The Committee may, in its discretion, include provisions in an Award Agreement to address treatment of an Award in the event of a Change of Control, which may include, by way of example, 100% vesting, lapse of restrictions or deemed achievement of performance goals. In addition, in the event of a Change in Control, an Award may be treated, to the extent determined by the Committee to be both appropriate and permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) upon at least ten days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

II. Stock Options

A.	Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan. The Board may grant Non-Qualified Stock Options to Directors under the Plan.

B.	Terms and Conditions

1. Each Option shall have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.

2. The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.

3. The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.

4. The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, by tendering shares of Common Stock owned by the Employee or Director (or the person exercising the Option), through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.

Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Net Exercise of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Swap Exercise shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.

5. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the Employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.

III. Other Stock Award

In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

A.	Restricted Stock Awards and Restricted Stock Equivalents

1. The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards, each of which consists of a grant of shares of Common Stock, or Restricted Stock Equivalents, each of which is the right to receive shares of Common Stock upon vesting at the end of a specified restricted period. The terms and conditions applicable to such an Award shall be set forth in an Award Agreement.

2. The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section IV of the Plan. During the restricted period, Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

3. Restricted Stock Equivalents that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Equivalents shall have no ownership interest in the shares of

Common Stock to which the Restricted Stock Equivalents relate unless and until payment with respect to such Restricted Stock Equivalents is actually made in shares of Common Stock. The payment date shall be as soon as practicable after the earliest of (A) any vesting date that can be pre-determined at grant under the terms of an Award Agreement, and (B) the occurrence date of an applicable vesting event specified in the applicable Award Agreement. Restricted Stock Equivalents may not be sold, assigned or transferred during the restricted period.

4. Unless otherwise determined by the Committee as set forth in an Award Agreement, on the date all restrictions lapse or are released so that a Restricted Stock Award or Restricted Stock Equivalents vest and/or become payable, the Company shall pay the recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to him or her between the date of grant of such Award and such vesting and/or payment date had vested shares of Common Stock been issued to the recipient in lieu of the Restricted Stock Award or Restricted Stock Equivalents that so vested and/or became payable. Such amounts shall be paid in a single lump sum as soon as practicable following such vesting and/or payment date, but in no event later than the 15th day of the third month following the end of the calendar year in which such date occurs. No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Equivalents.

B.	Stock Related Deferred Compensation

The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus, other cash compensation or an Award to a Participant under this Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section III.B. must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:

1. A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

2. A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.

3. If payment is triggered due to the Participant’s termination of employment or separation from service, such termination or separation must be a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Plan or an election, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations, unless the Committee has established other rules in accordance with the requirements of Code Section 409A. If payment is made due to a Participant’s separation from service, and if at the time of the Participant’s separation from service, he or she is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Participant becomes entitled to under this provision on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments and benefits delayed pursuant to this provision shall be paid in a lump sum upon expiration of the Delay Period.

C.	Stock Appreciation Rights

The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights to Employees or Directors. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right; except that if an option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock

Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights shall be subject to the following terms: (i) Stock Appreciation Rights, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right may be exercised unless the holder thereof is at the time of exercise an Employee or Director and has been continuously since the date the Stock Appreciation Right was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right for any period following the recipient’s termination of employment or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.

D.	Performance-Based Other Stock Awards

The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (as defined in Section 162(m) of the Code) (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days after the commencement of the Target Award performance period (or in the case of a newly hired Employee, before 25% of such Employee’s service for such Target Award performance period has lapsed). Such performance goals will be based upon one or more of the following performance-based criteria: (a) earnings per share, net earnings per share or growth in such measures; (b) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); (c) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); (d) cash flow return on investments which equals net cash flows divided by owners’ equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operating earnings; (g) costs or cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA; (l) operating margin or growth in operating margin; (m) market share or growth in market share; (n) cash flow, cash flow from operations or growth in such measures; (o) sales revenue or volume or growth in such measures; (p) gross margin or growth in gross margin; (q) productivity; (r) brand contribution; (s) product quality; (t) corporate value measures; (u) goals related to acquisitions, divestitures or customer satisfaction; (v) diversity; (w) index comparisons; (x) debt-to-equity or debt-to-stockholders’ equity ratio; (y) working capital, (z) risk mitigation; (aa) sustainability and environmental impact; or (bb) employee retention. Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or other extraordinary items. Unless otherwise specifically provided by the Committee when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

The Committee, in its discretion, may cancel or decrease an earned Target Award, but, except as otherwise permitted by Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase such award. Before payments are made under a Target Award, the Committee shall certify in writing that the performance goals justifying the payment under Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.

IV. Forfeiture of Awards

A. Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:

1. The recipient is Terminated for Cause.

2. The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement.

3. The recipient engages in Competition with the Company or any Affiliate.

4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate; (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate.

B. The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.

C. In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock already received under an Award.

D. Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

V. Beneficiary Designation; Death of Awardee

A. If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option or Stock Appreciation Right, or to receive, in such event, any Other Stock Awards. The Committee reserves the right to review and approve beneficiary designations and/or require that a particular form be used to be effective with respect to an Award. A recipient may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or Stock Appreciation Right, or to receive any Other Stock Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

B. Upon the death of an Award recipient, the following rules shall apply:

1. An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section VI.A.

2. In the case of any Other Stock Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

VI. Other Governing Provisions

A.	Transferability

Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option granted pursuant to Section II. hereof, other than an Incentive Stock Option, subject to such terms and conditions as the Committee, in their sole discretion, shall determine.

B.	Rights as a Shareholder

A recipient of an Award shall have no rights as a shareholder, with respect to any Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section VI.B, in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.

C.	General Conditions of Awards

No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

D.	Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

E.	Acceleration

The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.

F.	Effect of Certain Changes

In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.3. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Section 409A of the Code. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.

G.	Repricing

Without the prior approval of the Company’s shareholders, the Company will not affect a “repricing” (as defined below) of any Options or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an Option or Other Stock Award after it is granted; (b) the cancelling of an Option or Other Stock Award in exchange for another Option or Other Stock Award at a time when the purchase price of the cancelled Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an Option or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action); or (d) an action that is treated as a repricing under generally accepted accounting principles.

H.	Withholding of Taxes

The Company and its Affiliates shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations (“Tax Withholdings”) resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee (or Board in the case of Awards granted to Directors), in its discretion: (1) by reducing the number of shares of Common Stock otherwise payable under such Awards to the extent the Awards are settled in shares; (2) by withholding from recipient’s salary, compensation or other payments made to him or her; (3) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award; (4) withholding from the cash settlement to the extent the Award is settled in cash; (5) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market; or (6) any other means set forth in the Award Agreement.

In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.

With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.

I.	No Warranty of Tax Effect

No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.

J.	Amendment of Plan

Except as otherwise provided in this Section VI.J., the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent; (ii) except as provided in Section VI.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan; and (iii) except as provided in Section VI.F., no amendment may be made to increase the limitations set forth in Section 1.E.3. of the Plan.

To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

K.	Construction of Plan

The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

L.	Choice of Law/Venue

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

M.	Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

N.	Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

O.	Compliance with Code Section 409A

To the extent applicable, this Plan and all Awards granted hereunder shall be construed in a manner consistent with the requirements of Code Section 409A.

P.	Clawback and Noncompete

Notwithstanding any other provisions of this Plan, any Award will be subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such noncompete provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.

Q.	Sub-Plans

The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

R.	Non-Uniform Treatment

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.

S.	Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

T.	Substitute Awards

Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.

Awards may be granted under this Plan in substitution for awards relating to shares of common stock of the Parent or for cash incentive awards and, in either case, outstanding immediately prior to the Spin-Off. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent the Board or the Committee, as applicable, at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Notwithstanding the foregoing, nothing herein shall require such substitute Awards to be made under this Plan, the terms of any such substitute Awards may vary from Award to Award, and any such substitute Awards may be made with respect to one or more prior awards (in whole or in part) and individuals and need not be made with respect to all prior awards or with respect to all such individuals. The Board or the Committee, as applicable, shall have discretion to select individuals to whom such substitute Awards are to be granted and the applicable terms and number of shares or amount of cash applicable to such Awards. Notwithstanding the foregoing, in no event shall such substitution occur to the extent such substitution would cause a violation of Code Section 409A.

VII. Effective Date and Term

Subject to the completion of the Spin-Off and the approval of the Company shareholders, this Plan shall be effective July 1, 2015 and shall continue in effect until June 30,, 2025, when it shall terminate. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.

APPENDIX B

FIRST AMENDMENT TO THE

ENERGIZER HOLDINGS, INC.

EQUITY INCENTIVE PLAN

WHEREAS, Energizer Holdings, Inc. (“Company”) previously adopted the Energizer Holdings, Inc. Equity Incentive Plan (“Plan”);

WHEREAS, performance stock awards granted pursuant to the Plan may be contingent upon the attainment of one or more pre-established performance goals;

WHEREAS, the performance goals used to grant performance stock awards under the Plan must be based upon one or more of enumerated performance-based criteria (“Performance Criteria”);

WHEREAS, the Board of Directors of the Company (“Board”) retained the discretion to amend the terms of the Plan pursuant to Section J thereof;

WHEREAS, the Board desires to amend the Plan to expand the enumerated list of Performance Criteria with respect to which performance goals of performance stock awards may be granted under the terms of the Plan.

NOW, THEREFORE, the Plan is amended by deleting the first paragraph of Article III, Section D of the Plan and replacing it with the following:

“The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (as defined in Section 162(m) of the Code) (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days after the commencement of the Target Award performance period (or in the case of a newly hired Employee, before 25% of such Employee’s service for such Target Award performance period has lapsed). Such performance goals will be based upon one or more of the following performance-based criteria: (a) earnings per share, net earnings per share or growth in such measures; (b) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); (c) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); (d) cash flow return on investments which equals net cash flows divided by owners’ equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operating earnings; (g) costs or cost control measures; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA; (l) operating margin or growth in operating margin; (m) market share or growth in market share; (n) cash flow, cash flow from operations, free cash flow, or growth in such measures; (o) sales revenue or volume or growth in such measures; (p) gross margin or growth in gross margin; (q) productivity; (r) brand contribution; (s) product quality; (t) corporate value measures; (u) goals related to acquisitions, divestitures or customer satisfaction; (v) diversity; (w) index comparisons; (x) debt-to-equity or debt-to-stockholders’ equity ratio; (y) working capital, (z) risk mitigation; (aa) sustainability and environmental impact; (bb) employee retention; or (cc) expense or expense control measures (including, but not limited to average unit cost; selling, general, and administrative expenses). Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market, or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales). In establishing the performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or exclusion of non-consolidated subsidiaries, or measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, or other extraordinary items. Unless otherwise specifically provided by the Committee when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this Agreement as of the 16th day of November, 2015.

ENERGIZER HOLDINGS, INC.

By:	/s/ Benjamin J. Angelette
Its:	Secretary

APPENDIX C

ENERGIZER HOLDINGS, INC.

EXECUTIVE OFFICER BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Energizer Holdings, Inc. hereby establishes the Energizer Holdings, Inc. Executive Officer Bonus Plan (the “Plan”). The Plan is intended to (i) motivate and reward a greater degree of excellence and teamwork among the senior officers of the Company by providing incentive compensation award opportunities; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate, business unit and personal performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; and (iv) enhance the Company’s ability to attract, retain and motivate the highest caliber senior officers. Awards under the Plan which are based upon attainment of Performance Goals, are intended to qualify as performance-based compensation under Section 162(m) of the Code.

1.2 Effective Date. The Plan shall become effective July 1, 2015 and shall continue in effect until terminated by the Board in accordance with Section 7.4. As long as the Plan remains in effect, performance criteria shall be submitted to shareholders as necessary to enable Awards under the Plan which are based upon attainment of Performance Goals to continue to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Award” means any cash bonus granted under the terms of the Plan. An Award may be expressed as a percentage of an Executive Officer’s Base Salary or a specific dollar amount, as determined by the Committee for each Participant for any Plan Year, or for multiple Plan Years.

2.2 “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3 “Board” means the Company’s Board of Directors.

2.4 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5 “Committee” means the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan. Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code, subject to any transitional rules applicable to the definition of outside director, and (ii) an “independent” director, as defined under the Company’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

2.6 “Company” means Energizer Holdings, Inc., a Missouri corporation.

2.7 “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) any date on or before the 90th day of the Plan Year.

2.8 “Executive Officer” means any individual with the title of Chief Executive Officer, Chief Financial Officer, or President of the Company, and any other individual designated as an Executive Officer of the Company by the Board.

2.9 “Maximum Award” means the maximum amount which may be paid to a Participant as a single Award, whether that Award represents performance for a single Plan Year or for multiple Plan Years. The size of the Maximum Award is ten million dollars ($10,000,000).

2.10 “Participant” means as to any Plan Year (or series of Plan Years), an Executive Officer who has been selected by the Committee for participation in the Plan for that Plan Year (or series of Plan Years).

2.11 “Performance Goals” means performance goals established by the Committee with respect to any Potential Award, which goals must be based upon one or more performance-based criteria approved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code.

2.12 “Plan Year” for the initial period of July 1, 2015 through September 30, 2015, and each succeeding fiscal year of the Company beginning October 1 through September 30.

2.13 “Potential Award” means an Award which is potentially payable to a Participant, the terms of which are established by the Committee as of the Determination Date for a Plan Year. The terms of a Potential Award can relate to that Plan Year, or a series of Plan Years, and can be exclusively performance-based, with Performance Goals, or can involve a combination of performance-based criteria and individual performance assessments, as the Committee, in its sole discretion, may determine. The Committee shall have the power to impose any restrictions on Potential Awards subject to this Plan as it may deem necessary or appropriate to ensure that an Award under this Plan, to the extent applicable, satisfies all the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations thereunder, and any successors thereto.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the Executive Officers who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an Executive Officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2 Determination of Performance Goals and Potential Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the terms of the Potential Award for each Participant for the Plan Year, or for multiple Plan Years, commencing on the first day of such Plan Year or multiple Plan Years, and any Performance Goals applicable to all, or a portion of, the Potential Award. To the extent that all, or a portion, of the Participant’s Potential Award is performance-based, such Potential Award shall be contingent upon the attainment of the Participant’s Performance Goals. The Committee may elect to establish alternative payment formulae for the Potential Awards based upon the attainment of alternative Performance Goals for the Plan Year (or Years), and may also elect to establish Potential Awards on a multiple year basis, contingent upon attainment of Performance Goals over multiple years. Each Participant’s Performance Goals and Potential Award shall be set forth in writing and presented to the Participant. The outcome of any Performance Goal must be substantially uncertain at the time it is established by the Committee.

3.3 Determination of Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for that Plan Year (or series of Plan Years ending with that Year) were achieved or exceeded. For this purpose, approved minutes of a meeting of the Committee shall be treated as written certification. The Committee shall also determine if the criteria for any non-performance-based Potential Awards have been attained. If applicable Performance Goals and other criteria were attained, the Committee shall determine Awards payable to each Participant in accordance with the terms of their Potential Awards. Notwithstanding any contrary provision of the Plan or the terms of the Potential Award, (a) the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the terms of the Potential Award, (b) if a Participant terminates employment with the Company prior to the end of a Plan Year (or series of Plan Years) for which a Potential Award has been established, the Committee may, in its sole discretion, grant an Award proportionately based on the date of termination, provided that applicable Performance Goals for that Plan Year (or Plan Years) are attained, and (c) the Committee may not adjust upwards the amount of an Award nor may it waive the attainment of Performance Goals for the applicable Plan Year or Plan Years.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. No Participant or other person shall have any rights with respect to the Plan, or to any Potential Award prior to the completion of the Plan Year (or series of Plan Years) with respect to such Award, and the Committee’s certification as to the attainment of any Performance Goals applicable thereto. Notwithstanding anything to the contrary set forth in the Plan, the Committee, in its sole discretion, may eliminate or reduce an Award payable to any Participant below that which otherwise would be payable under the terms of the Participant’s Potential Award.

4.2 Timing of Payment. Payment of each Award shall be made no sooner than the date the Committee certifies that applicable Performance Goals for a Plan Year (or Plan Years) have been attained and no later than two and one half months following the end of the last Plan Year (or series of Plan Years) to which the Award relates. Under no circumstances may payment of any Award, including the Awards described in Sections 3.3(b) and 6.2 of this Bonus Plan, be accelerated to an earlier date.

4.3 Form of Payment. Each Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Deferral of Awards. The Committee may permit Participants the opportunity to elect to defer receipt of Awards under the terms of the Company’s Deferred Compensation Plan.

SECTION 5

ADMINISTRATION

5.1 Grant of Awards. The Committee shall determine (i) those Executive Officers eligible to be Participants, (ii) the amount, type (whether performance-based or non-performance-based) and terms of each Potential Award, and (iii) the amount of each Award, subject to the provisions of the Plan. Awards granted under the Plan shall be evidenced to the extent, and in the manner, if any, prescribed by the Committee from time to time in accordance with the terms of the Plan. In making any determinations under the Plan, including certifications as to attainment of Performance Goals, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Executive Officer, and any other person with rights to any Award under the Plan, and no member of the Committee shall be subject to individual liability with respect to the Plan or any Awards thereunder.

5.2 Committee Authority. The Committee shall have sole authority to administer the Plan and, in connection therewith, it shall have full power to (i) construe and interpret the Plan consistent with the qualification of Awards under the Plan as performance-based compensation under Section 162(m) of the Code, (ii) establish rules and regulations in connection with the administration of the Plan, and (iii) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

SECTION 6

BENEFICIARY DESIGNATION; DEATH OF AWARDEE

6.1. Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to receive, in the event of the death of the Participant, an Award. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to receive any Award, the Committee may determine to recognize only a right to receipt by the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

6.2 Payment of Award. Upon the death of a Participant, any Award payable to that Participant shall be determined by the Committee in its sole discretion, in light of the attainment of applicable Performance Goals, and the Company shall make payment of such Award to the Participant’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

SECTION 7

OTHER GOVERNING PROVISIONS

7.1 Transferability. Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right with respect to an Award may be exercised during the lifetime of the Participant receiving such Award only by such Participant or by his/her guardian or legal representative.

7.2. Reservation of Rights of Company. Neither the establishment of the Plan or any Potential Award, nor the granting of an Award, shall confer upon any Executive Officer any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time. The Company expressly reserves the right, which may be exercised at any time during a Plan Year, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Award under the Plan.

7.3 Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award.

7.4 Amendment and Termination of Plan. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the qualification under Section 162(m) of the Code, of Awards granted under the Plan, any such amendment shall be subject to shareholder approval.

7.5 Construction of Plan. The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

7.6 Unfunded Nature of Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of the Plan or any agreement with respect to an Award entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

7.7 Successors. All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

7.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality of invalidity will not affect the remaining parts of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.9 Expenses of Plan. The expenses of administering the Plan will be borne by the Company.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ENERGIZER HOLDINGS, INC.

Voting by telephone or Internet is quick, easy and immediate. As a shareholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on January 31, 2016.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE AND SEPARATE IF ATTENDING MEETING • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

ENERGIZER HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH ITEM:

1. Election of Directors		FOR	AGAINST	ABSTAIN
Nominees:	(01) J. Patrick Mulcahy	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(02) Alan R. Hoskins	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(03) Kevin J. Hunt	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(04) Patrick J. Moore	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm		☐	☐	☐

		FOR	AGAINST	ABSTAIN
3. Non-binding advisory vote on executive compensation		☐	☐	☐

COMMON STOCK
	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
4. Non-binding advisory vote on the frequency of advisory votes on executive compensation	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5. Approval of the material terms of the performance goals under the Energizer Holdings, Inc. Equity Incentive Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN
6. Approval of the material terms of the performance goals under the Energizer Holdings, Inc. Executive Officer Bonus Plan	☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting on February 1, 2016.	☐

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2016 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2016 ANNUAL MEETING OF SHAREHOLDERS

February 1, 2016

8:00 a.m. local time

Energizer World Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket and photo identification for admittance to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement

and our 2015 Annual Report are available at:

www.cstproxy.com/energizer/2015.

▲ FOLD HERE AND SEPARATE IF ATTENDING MEETING • INSERT IN ENVELOPE PROVIDED ▲

ENERGIZER HOLDINGS, INC.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on February 1, 2016

This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2, 3, 5 and 6, and for “ONE YEAR” in Item 4 and in the discretion of the proxies on any other business that may properly come before the meeting. The undersigned hereby appoints Alan R. Hoskins and Emily K. Boss, or either of them, as true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all the shares of the undersigned held of record on December 3, 2015, at the Annual Meeting of Shareholders to be held on February 1, 2016 and any adjournments or postponement thereof.

(continued and to be marked, dated and signed, on the other side)